   As filed with the Securities and Exchange Commission on February 7, 2001

                    U.S. Securities and Exchange Commission
                            Washington, D.C. 20549

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                     -----------------------------------
                (Name of small business issuer in its charter)
           Nevada                          8910                 13-3476854
           -------                         -----                ----------
  (State or jurisdiction of     (Primary Standard Industrial   I.R.S. Employer
incorporation or organization   Classification Code Number)   Identification No.

              6802 Citicorp Blvd., Suite 500, Tampa, Florida 33619
              ----------------------------------------------------
         (Address and telephone number of principal executive offices)

              6802 Citicorp Blvd., Suite 500, Tampa, Florida 33619
              ----------------------------------------------------
(Address of principal place of business or intended principal place of business)

  Robert G. Baker, 6802 Citicorp Blvd., Suite 500, Tampa, FL 33619 813-622-8550
  -----------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)
                            ______________________
                                  Copies to:
                               Steve Morse, Esq.
                              Lester Morse, P.C.
                              111 Great Neck Road
                          Great Neck, New York 11021
                                (516) 487-1446
                            ______________________
       Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                 CALCULATION OF REGISTRATION FEE
                                                 -------------------------------

                                                             Proposed                  Proposed
                                           Amount to         Maximum                    Maximum               Amount of
     Title of each Class of                   be          Offering Price               Aggregate           Registration Fee
  Securities To be Registered             Registered     Per Security (1)          Offering Price(1)             (1)
  Common Stock,$.001
  par value (2)                            2,905,000          $0.10                  $ 150,500.00              $ 72.63

  Common Stock, $.001
  par value (3)                            6,476,535          $0.10                    647,653.50               161.91
                                                                                                               -------

                     Total                                                                                     $234.54
                                                                                                               =======

________________________________________________________________________________
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933 based upon the net tangible book value per share of the Registrant.

(2) Represents the resale of shares that may be acquired by the selling security holders upon exercise of common stock purchase options.

(3) Represents the resale of shares of common stock by various selling security holders.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion, dated February 7, 2001

                     BBJ ENVIRONMENTAL TECHNOLOGIES, INC.

                       9,381,535 SHARES OF COMMON STOCK

         We have 64 stockholders and seven option holders, who are offering to sell up to 9,381,535 shares of the common stock of BBJ Environmental Technologies, Inc. as selling security holders. This includes:

         . up to 6,476,535 shares held by selling security holders, including 601,969 shares beneficially owned by our current and former officers and directors and affiliated persons; and

         . up to 2,905,000 shares underlying our outstanding common stock purchase options held by selling security holders.

         We will not receive any proceeds from the sale of common stock, but may receive proceeds from the exercise price of our outstanding warrants and options. The expenses of this offering estimated at $30,000, are being paid by us.

         Before this offering, there has been no public market for our common stock. GunnAllen Financial, Inc. has applied for quotation of our common stock on the OTC Electronic Bulletin board under the symbol "BBJE."

         The purchase of our common stock involves the purchase of speculative securities and a high degree of risk. Before you decide to invest in our common stock, carefully read the prospectus, especially the risk factors beginning on page 6.

         Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities or passed upon the adequately or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The selling security holders have advised us that there are no underwriting arrangements with respect to the common stock. Selling security holders may offer their shares of common stock in public transactions in the OTC Electronic Bulletin Board through one or more broker-dealers on an agency basis at prevailing market prices who would receive a commission not to exceed 5% of the gross proceeds or in private transactions at privately negotiated prices in the manner described under "Plan of Distribution" and "Selling Security Holders." The selling security holders and participating brokers or dealers who execute trades on an agency basis may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. If so, any commissions they receive may be deemed to be underwriting compensation.

                      Prospectus dated ______________, 2001

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary.............................................................
The Offering...................................................................
Risk Factors...................................................................
Forward Looking Statements.....................................................
Use of Proceeds................................................................
Dividend Policy................................................................
Market Information.............................................................
Management's discussion and analysis of
   financial condition and results of operations...............................
Business.......................................................................
Management.....................................................................
Certain Transactions...........................................................
Principal Stockholders.........................................................
Description of Securities......................................................
Selling Security Holders.......................................................
Plan of Distribution...........................................................
Legal Matters..................................................................
Additional Information.........................................................
Experts........................................................................
Changes in Registrant's Certifying Accountant..................................

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date of this prospectus.

     Until __________, 2001 (90 days after the date of this prospectus), all dealers that buy , sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              PROSPECTUS SUMMARY

         Through our wholly-owned subsidiary, BBJ Environmental Solutions, Inc., we develop, manufacture and market products and devices that control contamination and air pollution in heating, ventilation, air-conditioning, and refrigeration systems of homes, offices, healthcare facilities, schools, food processing plants, and public buildings. Our products are highly effective in promoting good indoor air quality and indoor environment quality. We believe that our leading product, BBJ MicroBiocide(R), is the only product specifically registered by the U.S. Environmental Protection Agency for the control of bacterial and algae growth in air-conditioning systems.

         Effective June 1, 2000, we acquired 100% of the capital stock of BBJ Environmental Solutions in exchange for the issuance of 12,410,666 shares of our common stock. Immediately prior to the completion of the aforementioned transaction, we were a dormant corporation seeking to acquire a business operation.

                                 THE OFFERING

Authorized number of shares of common stock                 25,000,000 shares

Proposed number of shares of common
stock to be approved by stockholders at
the 2001 the stockholder meeting, presently
tentatively scheduled for June 2001                         50,000,000 shares

Common stock offered by selling security holders             9,381,535 shares

Common stock outstanding before offering                    17,592,578 shares

Common stock outstanding assuming all common
stock purchase options held by selling
security holders are exercised                              20,497,578 shares

Number of our outstanding common stock purchase
options not held by selling security holders                   350,000 options

Number of our outstanding common stock purchase
options held by selling security holders                     2,905,000 options

Number of additional options of BBJ Environmental
Technologies, Inc. proposed to be issued in exchange
for outstanding options held by officers, directors,
employees and consultants of BBJ Environmental
Solutions, Inc., subject to stockholder approval of
the related plan and increase in the authorized number
of common shares to 50,000,000 at our stockholder
meeting presently tentatively scheduled for June 2001        4,951,488 options

Proposed OTC Electronic Bulletin Board Symbol
for Common Stock                                               "BBJE"

         Unless otherwise indicated, all information in this prospectus, including per share data and information relating to the number of shares issued and outstanding, has been adjusted for a one-for-three reverse stock split of our common stock effective on June 1, 2000. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that, which is contained in this prospectus. The Selling Security Holders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                                 RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

         For each fiscal year since our inception in July 1988, we have generated net losses. Our newly acquired subsidiary, BBJ Environmental Solutions, Inc., has also generated substantial net losses from its inception in August 1993. We have an accumulated deficit of $2,137,687 as of September 30, 2000. We have only recently emerged from our development stage operations and have historically generated limited revenues. We can provide no assurances that our operations will generate substantial revenues or be profitable in the future.

We may need additional capital and may not be able to obtain it.

         We believe that our current cash balances and anticipated cash to be generated from operations will be sufficient to meet our expected operating and capital requirements for at least 12 to 15 months. However, we may need to raise additional funds to support further expansion, meet competitive pressures, acquisition(s) or respond to unanticipated requirements. We cannot assure you that additional financing will be available if needed on terms favorable to us.

If we are unable to compete effectively with our competitors, we will not be able to increase revenues or generate profits.

         Our ability to increase revenues and generate profitability is directly related to our ability to compete with our competitors. Currently, we believe that we have a competitive advantage because of our Environmental Protection Agency regulatory approval of our leading product, BBJ MicroBiocide(R). We face competition in our markets from competing technologies and direct competition from additional companies that may enter this market with greater financial, marketing and distribution resources than us. These greater resources could permit our competitors to implement extensive advertising and promotional programs, which we may not be able to match. We can provide no assurances that we will be able to compete successfully in the future.

Our ability to increase revenues is dependent upon homeowners and building owners maintaining funds for problem avoidance.

         Sales of our products are dependent upon homeowners and building owners maintaining funds for problem avoidance. In the event that homeowners and building owners do not have funds available for such purpose, the sales of our products would be adversely affected.

Our ability to increase revenues is dependent upon our development of distribution channels and agreements with service organizations to install our products nationally.

         Significant market penetration can only be accomplished by the attraction and development of major participants in a number of distribution channels. These channels include:

        . heating, ventilation, air-conditioning, and refrigeration systems of homes;

        . heating, ventilation, air-conditioning, and refrigeration systems of industrial and commercial buildings;

        . heating, ventilation, air-conditioning, and refrigeration systems of hospitals and other health-care facilities, schools and public buildings;

        .         food processing plants and transport refrigeration; and

        . heating, ventilation, air-conditioning and systems of automobiles.

         We must also enter into agreements with service companies to apply our products nationally. We can provide no assurance that we will be successful in obtaining a significant market share of the products and devices that control contamination and air pollution for the above named distribution channels or that we will successfully enter into agreements with service corporations to apply our products nationally.

We could be subject to product liability claims in the future.

         We may be liable if any of our products cause injury, illness or death. While we are not aware of the occurrence of any injury, illness or death relating to the use of our products, a product liability claim or judgment claim against us could cause serious losses.

If we fail to improve our existing management, operational and financial systems, our future growth may strain our operations.

         We expect to utilize the funds received from our recently completed private placement to expand sales. In the event that we achieve a rapid expansion of sales, such expansion could place significant strain on our management, operations and personnel. To manage the expected growth, we must expand and improve our existing management, operational and financial systems. If we fail to expand and improve these systems in a timely manner, this failure could have a material adverse effect on our operations.

Our success depends upon our retention of Robert G. Baker, Chief Executive Officer, and Jerry Schinella, President and Chief Operating Officer to oversee operations.

         Our success depends largely upon retaining the continued services of Robert G. Baker, Chief Executive Officer, and Jerry Schinella, President and Chief Operating Officer, and other key management and developing personnel as well as hiring and training additional employees. BBJ does not have key man life insurance. A failure to retain our current key officers to oversee our operations or to hire enough qualified employees to implement our growth strategies could have a material adverse effect on our business.

If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our know-how or violate our registered rights, it could materially and adversely affect our business.

         We hold a primary Environmental Protection Agency registration for BBJ MicroBiocide(R) and is a sub-registrant for BBJ Spray(TM) Disinfectant/Cleaner. The registrations give us exclusive right to control the marketing of that technology for seventeen years. Both products are registered in all states in which they are marketed. BBJ's Power Coil Clean(TM) formula and the FreshDuct(R) Odor Eliminator formula are guarded by trade secrets and the formulas have a patent-pending. BBJ has also registered trademarks in the United States on all of its products. We regard the protection of our proprietary information as critical to our future success. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our know-how or violate our registered rights, it could materially and adversely affect our business.

Our products may be subject to technological obsolescence.

         Considerable research is underway outside of us into the causes and solutions for indoor air quality problems. Discovery of new technologies could replace or result in lower than anticipated demand for our products and could materially adversely effect our operations.

Because it may be difficult to effect a change in control of BBJ without current management's consent, management may be entrenched even though stockholders may believe other management may be better and a potential suitor who otherwise might be willing to pay a premium to acquire BBJ may decide not to attempt an acquisition.

          Robert Baker, chairman and chief executive officer, Jerry V. Schinella, president and chief operating officer, and Michael J. Gordon, vice president, together with trusts held in the name of Mr. Gordon as trustee for the benefit of his children, will hold approximately an aggregate of 43.8% of our outstanding voting stock. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us and entrenching current management even though stockholders may believe other management may be better. In addition, the possible issuance of a large block of authorized preferred stock with voting rights could have the effect of delaying, deferring or preventing a change in control of us. Potential suitors who otherwise might be willing to pay a premium to acquire us may decide not to acquire us because it may be difficult to effect a change in control of us without current management's consent. If Messrs. Baker, Schinella and Gordon act together, they are likely to have the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and the ability to control our management and affairs.

Our common stock has never been publicly traded so we cannot predict the extent to which a trading market will develop for our common stock. Our intended market maker is a selling security holder and will have to cease making a market for a period of time pursuant to Regulation M of the Securities Exchange Act of 1934, as amended.

          There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. We plan to list the common stock for trading on the OTC Electronic Bulletin Board. Such application was filed with the NASD by GunnAllen Financial, Inc. which intends to be a market maker in our common stock. We can provide no assurance that such listing will be obtained or that an established market for our common stock will be developed. In the event a market does develop, GunnAllen Financial, a selling security holder, would have to cease making a market during the course of its distribution of its 55,000 shares of common stock and for a period of at least five business days prior to the commencement of such distribution in accordance with Regulation M of the Securities Exchange Act of 1934, as amended. We can provide no assurance that additional firms will commence making a market of our common stock.

"Penny Stock" regulations might in the future adversely affect the resale of common stock.

          The SEC has adopted penny stock regulations which apply to securities traded over-the-counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

The possible sales of shares of common stock by our selling security holders and pursuant to Rule 144 may have a significant adverse effect on the market price of our common stock, should a market develop.

          We presently have outstanding 17,592,578 shares of common stock. Of these shares, the 6,476,535 shares offered hereby will be eligible for immediate sale in the public market by the selling security holders named herein. We have also registered for sale 2,905,000 shares issuable upon exercise of our common stock purchase warrants and options held by selling security holders. A substantial number of the remaining outstanding common shares are restricted securities within the meaning of Rule 144 of the Securities Act of 1933 and may generally be sold in compliance with Rule 144 of the Securities Act commencing in June 2001. Sales of significant amounts of our common stock in any public market during or after this offering, or the perception that such sales may occur, could materially adversely affect the market price of the common stock.

                          FORWARD LOOKING STATEMENTS

          Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in the prior section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

          We will not realize any proceeds from this offering except to the extent that holders of 2,800,000 common stock purchase options may exercise their options at an exercise price of $1.04 per share and holders of options may exercise their options to purchase 105,000 shares at an exercise price of $1.25 per share. All expenses of this offering are being paid for by us on behalf of selling security holders.

                                DIVIDEND POLICY

          We intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements, which restricts our ability to pay cash dividends.

                              MARKET INFORMATION

          We are a reporting company under the Securities Exchange Act of 1934. However, we have not had any public market for common stock at anytime in the past. GunnAllen Financial, Inc. has applied for quotation of our common stock on the OTC Electronic Bulletin Board under the proposed symbol "BBJE." We can provide no assurance that an established trading market will develop in the future. As of January 31, 2001, there were approximately 600 holders of record of our outstanding common stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                            OF FINANCIAL CONDITION

Introduction
------------

          We were incorporated in the State of Nevada on July 15, 1988 under the name Lewison Enterprises, Inc. On January 19, 1994, our name changed to Omega Development, Inc. and to BBJ Environmental Technologies, Inc. on June 1, 2000.

          During the past three years, our business plan was to seek to acquire and merge with a potential business that might bring substantial value to our stockholders. Effective June 1, 2000, we acquired 100% of the then outstanding common stock and preferred stock of BBJ Environmental Solutions, Inc. in exchange for the issuance of 12,410,666 shares of our common stock pursuant to an Agreement and Plan of Reorganization. In accordance with said agreement, we also contemporaneously completed a one-for-three reverse stock split and a stock repurchase of 3,465,000 shares of our common stock at a price of $.0001 per share from certain shareholders of our company. In connection with the agreement, BBJ Environmental Solutions loaned us $50,000 to be used by us for the payment of legal and accounting expenses in connection with the reorganization, bringing us current in our filings under the Securities Exchange Act of 1934 and retiring all of our debt, accounts payable and accrued expenses through the closing of the reorganization so that BBJ Environmental Technologies will have no liabilities other than a $50,000 demand 6% promissory note payable to BBJ Environmental Solutions. The information described below is on a consolidated basis except that for all periods prior to June 1, 2000, the information describes the results of operations and liquidity of capital resources on a pro forma consolidated basis after giving effect to the completion of the reorganization.

Results of Operations
---------------------

          Our planned principal operations have not commenced, although we have received limited revenues. In June 1975, the Financial Accounting Standards Board, in its Statement No. 7, set forth guidelines for identifying an enterprise in the development stage and the standards of financial accounting and reporting applicable to such an enterprise. In our opinion, our activities from our inception through September 30, 2000 fall within the referenced guidelines. Accordingly, the company has reported our activities in accordance with the aforesaid Statement of Financial Accounting Standards No. 7.

          During the nine months ended September 30, 2000 and September 30, 1999 and the years ended December 31, 1999 and 1998, we had revenues of $298,340, $202,112, $253,975 and $285,809, respectively. We have entered into distribution agreements with Purolator Products Air Filtration Company, AAF International, Abatement Technologies, and Nalco Diversified Technologies who have established distribution into target markets. We are in the process of establishing a sales and marketing organization and will attempt to develop strategic partner relationships with national companies and expand advertising and promotion. No assurances can be given that we will be successful in these efforts.

          During the nine months ended September 30, 2000 and September 30, 1999 and the years ended December 31, 1999 and 1998, we had operating expenses of $958,956, $633,539, $865,615 and $656,987, respectively. These increases were due primarily to the expansion of our sales force, increased marketing efforts and our costs associated with our recapitalization of the company. Operating expenses are expected to increase significantly in future periods as we develop a sales and marketing organization and advertise our products to certain distribution channels to increase sales in future periods.

          During the nine months ended September 30, 2000 and September 30, 1999 and the years ended December 31, 1999 and 1998, we had a net loss of $727,881, $481,960, $680,836 and

$458,714, respectively. Our net loss may increase significantly in future periods due to increased selling and marketing efforts until such time as we have substantially increased our revenue base.

          The foregoing results were achieved over the past two years and nine months when we had inadequate financing for sales support, marketing and advertising, promotional material, and participation in trade shows which adversely effected our revenues. We now believe that we have the financing to fully implement our business plan to do the following: develop a sales and marketing organization and distribution channel partners, create promotional materials, begin advertising and public relations campaign, participate in trade shows/organization memberships, and complete current research, product development and studies currently underway.

Liquidity and Capital Resources
-------------------------------

          As of September 30, 2000, we had net stockholders' deficit of $641,986, accumulated losses during the development stage of $2,137,687 and a working capital deficit of $315,517. During the nine months ended September 30, 2000 and September 30, 1999, we used in our operating activities $681,634 and $424,607, respectively. This was a result of losses incurred by us during our development stage operations partially reduced primarily by depreciation expenses and increases in payables and accrued expenses. During the nine months ended September 30, 2000 and September 30, 1999, net cash provided by (used in) investing activities was $(58,639) and $1,189, respectively. During the nine months ended September 30, 2000, cash was used to purchase property and equipment and for security deposits. During the nine months ended September 30, 2000 and September 30, 1999, cash flows from financing activities amounted to $729,361 and $494,833, respectively. During the nine months ended September 30, 2000, cash was provided through net proceeds from the sale of capital stock, proceeds from bank loans and cash advances from stockholders partially offset by payments made on bank loans and capital leases. During the nine months ended September 30, 1999, cash was provided from the sale of capital stock and cash advances from stockholders partially offset by a repayment of these cash advances and payments made on bank loans and capital leases.

          Net cash was used in operation activities during 1999 and 1998 and from inception through December 31, 1999, primarily due to our net loss partially offset by increases in accounts payable and accrued expenses. During 1998 and from inception to December 31, 1999, net cash was used in investing activities to purchase property and equipment. During 1999, 1998 and for the period from inception through December 31, 1999, cash was provided from financing activities through the sale of capital stock, proceeds from cash advances from stockholders and the issuance of convertible debentures partially reduced by principal payments of bank notes and capital leases and repayments of cash advances from stockholders.

          As described below, we received in November and December 2000, $2,103,000 in cash through subscription agreements of our common stock from various overseas banks. The company sold 2,804,000 shares of its common stock at a cash purchase price of $.75 per share. Management believes that the funds received from this financing together with funds anticipated to be received from operations will be sufficient to finance the Company's liquidity and capital resource needs on a short term and long term basis over a period of at least the next 12-15 months.

Recent Developments
-------------------

          In November and December 2000, we sold through subscription agreements 2,804,000 restricted shares of our common stock at a purchase price of $.75 per share to various overseas banks. A commission in the nature of a finder's fee of up to 200,000 shares of our common stock was issued to two accredited investors based on the total amount of financing received by us. The investors in this private placement also received the right to name two members of the company's board of directors. In the event that the company's revenues for the period November 1, 2000 through October 30, 2001 is less than $1,667,075, the purchase price is subject to proportionate adjustment down to a minimum of $.375 per share.

          We raised $50,000 in August 2000 and $50,000 in October 2000 through two bridge loans. We granted an option for 75,000 shares of common stock, par value $.001 per share, at an exercise price of $1.25 per share for each bridge loan. The loans have been paid in full.

                                   BUSINESS

History of BBJ Environmental Technologies, Inc.
-----------------------------------------------

          BBJ Environmental Technologies, Inc. was formed under the laws of the State of Nevada in July 1988 to evaluate, structure and complete a business combination in the form of a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships.

          In June 1995, we acquired all of the common stock of Home Partners of America, Inc., a New Jersey corporation. Home Partners was a development stage company that was to provide home improvement loans that were to be 90% insured by the Federal government under the HUD-FHA Title I Property Improvement Program, and conventional home improvement loans for bank portfolios. Prior to this acquisition, our sole operating asset was the A.B. Building, a 142,000 square foot general purpose office building, located in Windsor, CT, a suburb of Hartford. On September 27, 1996, the bank that held the mortgage on the property instituted foreclosure proceedings. Since the A.B. Building was our only operating asset, we were forced to cease development plans in connection with Home Partners. From September 1996 through May 2000, we have had no ongoing operations and minimal activity focused on acquiring a business opportunity. Our only operations will be through our newly acquired subsidiary, BBJ Environmental Solutions, Inc.

Acquisition of BBJ Environmental Solutions, Inc.
------------------------------------------------

          Pursuant to an Agreement and Plan of Reorganization dated as of January 31, 2000 by and among BBJ Environmental Solutions and certain Stockholders of BBJ Environmental Technologies, we agreed to acquire up to 100% of the capital stock of BBJ Environmental Solutions for 12,410,666 shares of our common stock subject to certain closing conditions which included, without limitation, the following: (i) a reverse stock split by us of one-for-three followed by a stock repurchase of 3,465,000 shares for nominal consideration from certain stockholders of BBJ Environmental Technologies; (ii) BBJ Environmental Technologies being a clean shell without assets or liabilities (other than $50,000 owed to BBJ Environmental Solutions, which was borrowed by us in connection with this transaction); and (iii) BBJ Environmental Technologies being current with all reports required to be filed under the Exchange Act of 1934, as amended. At the completion of the Reorganization, BBJ Environmental Solutions became the operating subsidiary of BBJ Environmental Technologies.

History of BBJ Environmental Solutions, Inc.
--------------------------------------------

          Established in 1993, BBJ Environmental Solutions develops, manufactures, and markets products and devices that control contamination and air pollution in heating, ventilation, air-conditioning, and refrigeration systems of homes offices, health care facilities, schools, and public buildings. Consequently, our products are highly effective in promoting good indoor air quality and indoor environment quality. Management believes that our leading product, BBJ MicroBiocide(R), is the only product specifically registered by the U.S. Environmental Protection Agency for the control of bacterial and algae growth in air-conditioning systems.

          Robert Baker, our Chairman of the Board and Chief Executive Officer, developed the idea for BBJ Environmental Solutions in July 1987 when he acquired an infection in a hospital that resulted in severe pain and required over six months to heal. As a result of this experience, he was determined to learn all he could about the causes of such infections and do everything possible to prevent or minimize them.

          Through diligent research, Mr. Baker became convinced that a significant cause of indoor air pollution and disease transmission was directly related to inadequate maintenance of air-conditioning and air-handling systems. While managing the facilities and other administrative services of the M.D. Anderson Cancer Center, during the mid-to-late 1980's, he uncovered several instances where the air-conditioning systems contributed to serious infection-control problems.

          Mr. Baker began a study of air quality problems, examining their causes and methods for improvement. He also developed methods for testing the biological content of air-conditioning systems, establishing the level of risk relative to contamination, and conceived methods for controlling the build-up of contaminating organisms. After about four-years, he discovered an agent that can be used safely in the air stream that is also highly effective against troublesome microbes. Although pathogens or disease causing organisms are normally thought of as the greatest concern, it is not the major problem. Virtually all bacteria, mold and other fungi that grow to high concentrations in the indoor environment can cause air quality problems.

The Market for Indoor Air Quality
---------------------------------

          Indoor contaminants are a source of pollution that can cause a host of symptoms that have become known as sick building syndrome. Sick building syndrome causes occupant discomfort and complaints, low worker productivity, and, in severe cases, illness and disability. Such contamination poses a threat to both human health and the environment. Conventional disinfectants are not a satisfactory means of control because they actually add more contamination than they remove. Our products, on the other hand, prevent the formation of and remove potentially harmful contaminants without introducing additional pollution to the indoor environment of buildings such as office buildings, residences, schools, food processing plants, hospitals and nursing homes.

          Contamination of air associated with bacteria, fungi, molds, and yeast growth is believed by Management to be the primary cause of the indoor air quality problems that have received so much attention during the past ten years. The resulting building related illnesses and sick building syndrome cases lead to illness, discomfort, lost productivity, and significant legal risks for employers and building owners. Our products are used by heating, ventilation, air conditioning and refrigeration contractors and building maintenance technicians both in scheduled maintenance programs and during more in-depth cleanup operations.

          Indoor air quality has become a major health concern in the United States and in other developed countries around the world. Indoor air pollution can lead to the serious problem of sick building syndrome which results in a wide range of health concerns, including respiratory disease, dizziness, eye irritation, and general fatigue.

          The Occupational Safety and Health Administration estimated that over 21 million employees are exposed to indoor air quality problems. Due to the magnitude of the problem, the U.S. Environmental Products Agency, the Occupational Safety and Health Administration and the Department of Energy have all concurred that sick building syndrome was one of the principal environmental problems confronting the United States in the 1990's and beyond. Although sick building syndrome is a relatively new problem, methods to prevent and control it are available. The simplest solutions are proper facility management and regular maintenance programs.

          According to reports by the American Lung Association and the U.S. Environmental Protection Agency, a clean air-conditioning system of a building is extremely important since many people spend more than 90 percent of their time in indoor environments. Levels of indoor contamination can be up to 70 times higher than outside. The re-circulation of stale air in an indoor environment concentrates airborne particles and organic compounds, byproducts of combustion and biological contamination.

        When building occupants become ill as a result of sick building syndrome, it leads to increased employee absenteeism, lost productivity, increased health insurance premiums and workers' compensation claims. Consequently, sick building syndrome provides a basis for costly litigation against building owners, managers, contractors, architects, heating, ventilation, air-conditioning and refrigeration companies, manufacturers, and others that have worked in the building. A significant cause of sick building syndrome is microbiological contamination of indoor environments. The Legionnaires Disease outbreak in Philadelphia in 1976 is probably the most publicized case of illness caused by a pathogenic (disease-causing) microbial agent in a building.

        According to the Air Pollution Prevention and Control Division of the U.S. Environmental Protection Agency, many heating, ventilation and air conditioning system components can act as direct or indirect sources of particles and/or volatile organic chemicals. Most prominent is the occurrence of biological growth and bioaerosol generation in the presence of moisture provided by air washers and other recirculating water systems, inadequate humidity control, poorly designed humidifying systems, insufficient cooling coil maintenance, and condensate drip pans. These problems appear to be exacerbated by dust accumulation, and infiltration of outdoor contaminants that are distributed to indoor spaces by the heating, ventilation and air conditioning system, and the results of such contamination are that allergic reactions can range from mildly uncomfortable to life-threatening, as in a severe asthma attack. Some common signs and symptoms are watery eyes, runny nose and sneezing, nasal congestion, itching, coughing, wheezing and difficulty breathing, headache, and fatigue.

        According to the U.S. Department of Health and Human Services, the heating, ventilation and air conditioning system must be well maintained, inspected and cleaned on a prescheduled and periodic basis and repaired as needed. If maintenance is inadequate, problems that may arise again include growth and dissemination of microbial agents from water reservoirs or water-damaged areas as well as the dissemination of irritant dust through air supply from the HVAC system.

        Commercial building owners, employees, and homeowners have become increasingly concerned about the effects of bacteria and mold contamination in air-conditioning systems. During the last few years, many new products have been brought to the market that claim to improve the quality of indoor air. None of these products provide the efficacy of our approach. We believe that our products have a competitive advantage in that our products have the lowest toxicity and highest benefits of any known products on the market today.

The Heating, Ventilation and Air-Conditioning Industry
------------------------------------------------------

        The heating, ventilation and air conditioning industry consists of the installation, replacement, maintenance service and repair of heating, ventilation and air conditioning systems at existing residences and commercial businesses and the installation of HVAC systems at newly constructed homes and businesses.

        According to Air Conditioning, Heating and Refrigeration News, there are approximately 43 million central air conditioners, 54 million furnaces and nine million heat pumps in operation in homes in the United States. They further state that there are over 30,000 heating, ventilation and air conditioning contractors currently operating in the United States. According to the Air Conditioning and Refrigeration Institute, over 61 million air conditioners have been installed in the United States since 1975.

        According to a report published by the U.S. Department of Housing and Urban Development for 1995, 80% of all new houses constructed in the United States included central air conditioning. According to the U.S. Census Bureau, manufacturers sales for all residential air conditioners and warm air furnaces produced in 1997 were approximately $5.5 billion, reflecting a compound annual growth rate of 7.2% from 1993 to 1997.

        Services in the residential market consist of the installation, replacement, maintenance and repair of heating and air conditioning systems at existing residences and the installation of heating and air conditioning systems in newly constructed homes. This market is served by small, owner-operated businesses operating in a single geographic area and dealers owned by consolidators, utility companies and others, some of which may operate under a uniform trade name and in multiple geographic locations. The retail sales and service market in the United States is comprised of over 30,000 dealers.

The Refrigeration Industry
--------------------------

        The refrigeration industry consists of the installation, replacement, maintenance service and repair of refrigerative cooling apparatus and systems at existing commercial businesses and industrial processes and the installation of refrigeration systems at newly constructed industries and businesses. An ancillary market that must be addressed with different channels, but similar products is the transport refrigeration industry. It consists of the installation, replacement, maintenance service and repair of refrigerative cooling apparatus and systems on existing vehicles, such as over-the-road trucks, railroad and shipboard businesses and the installation of refrigeration systems at newly constructed vehicles.

     The U.S. Census Bureau reports that close to 20,000 food processing/manufacturing locations that require significant volumes of refrigerated air to control and preserve their products. In all, according to the U.S. Census Bureau, the total available market annually for industrial refrigeration hygiene in food processing/manufacturing plants is estimated to be over $17 million.

The BBJ Solution to Indoor Air Quality
--------------------------------------

        We manufacture and market a proprietary line of user and environmentally friendly products that reduce indoor air contamination and, therefore, lead to a healthier indoor environment. These products are designed to safely and effectively treat the heating and air-conditioning systems in homes and commercial and institutional buildings. A major feature of our flagship product BBJ MicroBiocide(R) is that the treatment prevents bacteria, mold, mildew and fungi from growing for a period of up to six months after treatment.

        All of our products provide a non-toxic, environmentally friendly way of cleaning without harming heating and air-conditioning equipment. Studies by the American Society of Heating, Refrigeration, and Air-Conditioning Engineers have shown that with a proper maintenance program the life of the equipment will be prolonged and breakdowns will occur less often, resulting in overall lower costs to end-users.

        Our products improve the overall indoor air quality, indoor environmental quality and air conditioning and refrigeration systems of residential, commercial, and industrial buildings, decreasing the risk of sick building syndrome and the diseases associated with it. The overall benefit to an employer will be increased worker productivity and lower employee absenteeism, lawsuits, and worker compensation claims.

Description of Products Competitive Strengths and Strategy
----------------------------------------------------------

        Our existing products include the following:

     Micro Coil Clean(R) (Detergent Based Industrial Cleaner) - Removes built-up dirt and debris safely without damaging surfaces where applied. The coil cleaner has great cleaning activity yet it is safe enough to wash your hands in. It does not etch the coil fins and will not damage carpeting or furnishings, if accidentally spilled.

     Power Coil Clean(TM) is a non-caustic, non-corrosive heavy duty coil cleaner that safely cleans and deodorizes evaporator coils, condenser coils, heating coils, window units, air filters, blowers, and other dirty HVAC/R components without damaging metal surfaces.

     BBJ MicroBiocide(R) (Growth Prevention) - Only product specifically registered by U.S. Environmental Protection Agency for use in air-conditioning and refrigeration systems to control bacterial and algal growth. It destroys active microbial growth and inhibits future growth for as long as six months. This product is to be applied after cleaning the coils with Micro Coil Clean(R) or Power Coil Clean(TM).

     FreshDuct(R) (Odor Eliminator) - Formulated especially for conditions inside of heating, ventilation and air conditioning duct systems, it encapsulates odors at the source, not just covers them up. Its advanced technology destroys odors on contact to freshen and deodorize air ducts, basements, attics, crawl spaces, and other areas prone to odors. It is non-toxic, biodegradable, and has a light, pleasing fragrance to be used in conjunction with BBJ MicroBiocide(R).

     BBJ Spray(TM) Disinfectant/Cleaner - Disinfectant cleaner product designed to kill and clean infection and disease-causing organisms on environmental surfaces, including external portions of heating, ventilation, and air conditions systems.

     The Indoor Air First Aid Kit(TM) - Combined easy-to-use package of BBJ
         MicroBiocide(R), Micro Coil Clean(R), and BBJ Spray(TM)
         Disinfectant/Cleaner that can be used for one single residential or small office treatment.

Micro Coil Clean(R)

        Micro Coil Clean(R) is a detergent-based, pH-balanced industrial and residential surface cleaner specially formulated to remove stubborn soils and caking that builds up on refrigeration and air-conditioning coils. The Micro Coil Clean(R) formula is a company trade secret. It is distinguished from other such cleaners in that it is free from the properties that make many competing products harmful to users, hard on equipment, damaging to the environment, and a potential source of air contamination that their use attempts to prevent.

        This product is formulated using a proprietary combination of highly engineered surfactants that are classified as "readily biodegradable" according to the standard U.S. Environmental Protection Agency method. It does not contain alkalis that are caustic, phosphates that contaminate the environment, solvents that result in air pollution, or the strong acids that make many products corrosive. Micro Coil Clean(R) is a companion product to BBJ MicroBiocide(R) in that a system must be clean before it can be successfully treated with BBJ MicroBiocide(R). Contamination restricts the movement of air through the coil. Consequently, contaminated systems have higher operating costs, break down more frequently and have shorter lives. Thus, system cleaning is extremely cost effective.

Power Coil Clean(TM)

     Power Coil Clean(TM), with BBJ Enviro-Gard(TM), is a non-caustic, non-corrosive heavy duty coil cleaner that safely cleans and deodorizes evaporator coils, condenser coils, heating coils, window units, air filters, blowers, and other dirty HVAC/R components without damaging metal surfaces. BBJ Enviro-Gard(TM) is an encapsulation control agent that regulates the proven cleaning power of ammonium bifluoride without damaging metal surfaces or generating harmful byproducts. This revolutionary patented technology allows Power Coil Clean(TM) to clean like an acid, but without damaging the equipment.

     Power Coil Clean(TM) removes stubborn dirt and other deposits on heating, ventilation, air-conditioning and refrigeration coils. This buildup on coils causes reduced system efficiency as it interferes with the heat transfer process of the heating, ventilation, air-conditioning and refrigeration unit. With its special fast, penetrating action Power Coil Clean(TM) gets to hard to reach places by cutting through the toughest dirt and grime. Although it leaves coils clean and shiny, its patented formula is safe and non-corrosive on all metals, including aluminum, copper and iron. Power Coil Clean(TM) also will not stain or bleach materials or fabrics. Many acid and alkaline cleaners on the market today clean in part by causing a chemical reaction between the cleaner and the metal that destroys the surface of the metal. This type of chemical reaction damages coils causing system inefficiency and failure. Tests have shown that up to 90 percent of the weight of aluminum coil stock is lost by soaking in these types of cleaners for as little as four hours. Power Coil Clean(TM) has the same powerful cleaning action, but without the damaging effects of these cleaners.

BBJ MicroBiocide(R)

         BBJ MicroBiocide(R), is specifically registered with the U.S. Environmental Protection Agency for heating, ventilation, air conditioning and refrigeration systems, and is highly effective in preventing or inhibiting the growth of active microorganisms such as bacteria, algae, mold and other fungi that grow in heating, ventilation, air-conditioning and refrigeration systems for months at a time. Although BBJ MicroBiocide(R) effectively kills these microorganisms upon application, what makes this product unique is its ability to make that same treated surface uninhabitable to future microbial growth for months at a time. The product is economical to use and does not require highly trained applicators or complex procedures. Consequently, it is attractive to heating, ventilation, air-conditioning and refrigeration contractors and building owners who utilize their own maintenance technicians. BBJ MicroBiocide(R) is sold as a two component package that the user mixes before use. One bottle contains the BBJ MicroBiocide(R) diluent and the other bottle contains the activator crystals. The product is highly concentrated. Following the mixing instructions for the activator crystals and the diluent, the product is diluted at the rate of three ounces of concentrate per gallon of tap water. This contributes to the economical use because a large supply can be shipped long distances at a low cost. BBJ MicroBiocide(R) is also sold under the Purolator label as Purolator 180 Antibacterial HVAC Treatment and under the Nalco Diversified Technologies label as Coil Clear. We are in discussions with several companies who have also expressed an interest in private labeling BBJ MicroBiocide(R). We can provide no assurances that these discussions will result in contracts.

 FreshDuct(R) Odor Eliminator

         FreshDuct(R) Odor Eliminator, introduced in October 1998, was developed for the control of odors associated with smoke, pets, spoilage, water infiltration, and other contamination in air-conditioning ducts, plenum and crawl spaces, wall cavities and other difficult to reach areas. FreshDuct(R) Odor Eliminator is specially formulated to control odors and other sources of indoor pollution gently but effectively. It freshens and deodorizes interiors of both lined and unlined ductwork. FreshDuct(R) Odor Eliminator controls odors by both encapsulating and breaking down odor molecules and time releasing a fresh fragrance. FreshDuct(R) Odor Eliminator is user friendly and there is no need to evacuate the premise during application. FreshDuct(R) Odor Eliminator is formulated with non-toxic and readily biodegradable ingredients that will not accumulate in the environment.

BBJ Spray(TM) Disinfectant/Cleaner

        BBJ Spray(TM) Disinfectant/Cleaner is a disinfectant product designed to kill disease-causing organisms such as tuberculosis bacillus, viruses such as Aids, and Herpes, bacteria, and fungi. BBJ Spray(TM) is fully registered with the U.S. Environmental Protection Agency. The product is designed and manufactured for full-strength use on surfaces, walls, floors, bathrooms and kitchens. It is effective against the control of both disease and odor causing organisms. The product is low in toxicity, mild to the skin, and has a light, pleasing fragrance. This is an advantage because many disinfectant formulations utilize harsh chemicals that are corrosive, irritating to the skin, and give off pungent odors. Although BBJ Spray(TM) is a mild disinfectant, the product exhibits excellent cleaning and germ control ability.

        BBJ Spray(TM) was developed as a companion product for the heating, ventilation and air conditioning market. Service technicians often encounter unsightly growths of fungi and mold on supply grills and adjacent surfaces. Not only do these stains detract from the appearance of the facility, they can cause recontamination of the air-conditioning system following cleaning unless properly eliminated. BBJ Spray(TM) was developed to kill and remove these troublesome organisms.

The Indoor Air First Aid Kit(TM)

        The Indoor Air First Aid Kit(TM), which is sold under the Purolator label, provides heating, ventilation and air conditioning contractors with an eye-catching marketing component and efficient manner for introducing our products to the residential and small office consumer in smaller quantities.

        The package is designed to be a complete, easy-to-use system for treating up to a five-ton heating and air-conditioning system. It contains the following products:

         one 1.6 oz. concentrated bottle of Purolator 180 (BBJ MicroBiocide(R)); one 8 oz. concentrated bottle of Purolator Coil Cleaner (Micro Coil Clean(R)); and one 8 oz. bottle of BBJ Spray(TM) for the consumer's use.

Competitive Strengths
---------------------

        Management believes that we have a combination of strengths that positions us as a leading provider of indoor air quality, indoor environmental quality and heating ventilation and air conditioning hygiene products and services. These competitive advantages are as follows:

        . Reputation. We have established a reputation for quality products that provide solutions for indoor air quality problems, indoor environment quality problems and heating, ventilation and air-conditioning hygiene.

        .         Commitment to Product Innovation and Technological Leadership.
                  Throughout our history, management has dedicated substantial resources to our research and development and product innovation. We pioneered the introduction of the first U.S. Environmental Protection Agency registered antimicrobial to be used in controlling bacteria and other growth in the heating, ventilation and air conditioning system.

        . EPA Registration. Manufacturers developing new formulations will have to undergo a time consuming U.S. Environmental Protection Agency process, which normally takes two years or more.

        . Research and Development. Mr. Robert Baker, our Chief Executive Officer, is well known in indoor air quality research and heating, ventilation, air conditioning science.

Strategy
--------

         Our objective is to be a leading provider of indoor air quality, indoor environmental quality and heating, ventilation and air conditioning hygiene products and services. The key elements of our strategy to accomplish this objective include the following:

         . Enhance Consumer Awareness. We intend to further establish our brand name recognition through aggressive public relations and mass market advertising in conjunction with major retail companies.

         . Expand Awareness in the Heating, Ventilation and Air Conditioning Industry. We will continue to work with heating, ventilation, air conditioning and refrigeration contractors, dealers, wholesalers, original equipment manufactures, and service companies to promote indoor air quality, indoor environmental quality and heating ventilation and air conditioning hygiene services. We will advertise in trade publications and attend trade shows.

         . Expand Awareness in the Medical Community. The medical profession has already acknowledged the benefits of our products. We will continue to seek the endorsements of medical professionals, with an emphasis toward asthma and allergy physicians.

         . Continue to Develop New Indoor Air Quality Products. We are currently developing several new products.

         . Expand Distribution System. We will continue to focus on expanding distribution through heating, ventilation and air conditioning contractors, wholesalers and dealers, maintenance service providers, refrigeration wholesalers, dealers, and contractors, retail vendor consolidators and retail chains.

         . Develop and Leverage a Sales Force. We will hire and train inside and outside sales representatives to work directly with channel partners, including original equipment manufacturers, distributors, catalog companies, service suppliers and resellers, to promote air quality, indoor environmental quality and heating ventilation and air conditioning hygiene services and products to end-users designed to detect and correct unhealthy air quality in their buildings.

         .        Penetrate Industrial/Commercial Refrigeration Industry.
                  Significant users of high-capacity industrial refrigeration units exist in the food processing, sales, and distribution industry. These users are extremely concerned with bio-contamination of their product and consequently are prime candidates for the sale of coil cleaner and biocide products for use on their refrigeration coils.

         . Promote Cross Selling. We will promote cross selling of our products as a preventative maintenance solution and encourage heating, ventilation, air conditioning and refrigeration service providers to leverage this solution into an ongoing source of revenues. Users benefit from the reduced system performance deterioration resulting from the prevention of micro-organisms generating a biofilm that attracts dust thereby restricting heat transfer and organic compounds that attack cooling coil metals. Emphasizing these benefits will also enhance the attractiveness of the product to the building owner and maintenance organizations.

Manufacturing
-------------

        Currently, all manufacturing is done in our Tampa, Florida facility. The production facility consists of a modern automated clean liquid filling line and weight batch blending room. Production and blending operations are climate controlled and meet GMP specifications. Our management believes that this facility has the capacity to meet our anticipated production forecasts for the next five years.

Purchasing
----------

        We rely on various suppliers to furnish the raw materials and components used in the manufacturing of our products. Management believes that there are alternative suppliers for all of the key raw material and component needs.

Marketing Orientation
---------------------

         Since 1994, we have been manufacturing quality products that not only help to remove microbial growth but also aid in the prevention of it. We have positioned ourselves as an environmental company providing solutions to a targeted niche market - inhibition of microbial contamination in heating, ventilation, air conditioning and refrigeration systems. We have developed relationships with several important industry leaders and associations that have allowed us to remain on the forefront of all technological advancements in the indoor air quality field. We also maintain a solid relationship with government entities, such as the Environmental Protection Agency and Occupational Health and Safety Administration. By adhering to the guidelines established by these agencies and remaining active in the development and implementation of new regulations, we expect to develop new products in the most efficient manner possible.

         To further our image and promote our product line, we engaged SAI Marketing as our marketing communications and strategic planning advisors. SAI is involved with the development of our product brochures, advertising sheets and product public relations.

Strategic Alliances
-------------------

         Our major marketing strategy is to develop strategic alliances with national manufacturers and distributors in the heating, ventilation, air conditioning and refrigeration and specialty chemicals industries. As a result of the multiple levels of distribution associated with these industries, our strategy is to gain entry into these channels through companies that have already penetrated them with an experienced and well-trained sales force. Our products are synergistic to these companies' products and allow them to increase revenues without adding significant costs or take away from their core business.

         Our strategy is to distribute our products through strategic channel partners. Some of our strategic channel partners, including original equipment manufacturers, distributors, catalog companies, service suppliers and resellers, distribute under our brand names while we also manufacture products under their brand name. Thus, we are both the dominant brand and our primary competition.

Technical and Product Support
-----------------------------

         We provide technical and product support to our customers through the following:

         . Our customer service representatives are well trained on all aspects of our products and industry matters and are available through our 800 service line.

         . Technical training seminars on the application of our products.

     .    Specification sheets for each product.

     .    Material safety data sheets.

     .    Our website at http://www.bbjenviro.com.
                         ------------------------

     .    Videotapes.

Sales Strategies
----------------

     Power Point Presentation. We created a flexible power point presentation that our regional managers use to deliver a professional sales presentation specifically tailored to the needs of our strategic channel partners and their customers. The presentation has a core section that is generic to all customer segments as well as specific customer segment modules allowing modification of the presentation for the appropriate audience. Additionally, this power point presentation is the basis for brochures and print advertising layout to ensure we have a consistent look through out all our marketing communications.

     Capability Brochures. We expect to create a capability brochure featuring our family of products. This will be a high quality brochure with extensive application pictures and graphics.

     Videotapes, Product Specification Sheets and Brochures. We produced new product specification sheets and brochures for our products. These information tools incorporate our new logo and look, and where possible, be targeted to specific customer segments. We also intend to produce an application video on the use of our products.

     Public Relations and Advertising. We have implemented a campaign to obtain media coverage by publishing persuasive news articles and feature stories that increase the awareness of the indoor air quality problem and further the acceptance of our technologies as the solution to targeted customer segments. Advertising our products and cooperative advertising of our strategic channel partners will be important tools to increase sales.

     Incentives. We intend to give away product samples and other promotional incentive items and gifts to our customers to promote us and our products. The Indoor Air First Aid Kit(TM) has proven to be a good sample for people to use on their home heating, ventilation, and air-conditioning systems. One of our clients has recently requested that we provide a version of the kit with their labeled products as a customer give-away.

     Trade Shows. In general, we will attempt to attend trade shows through our strategic channel partners by encouraging them to pay for the space at a show and providing us with the use of their booth backdrop, while we provide assistance in manning the booth.

     Strategic Channel Partners Seminars. Strategic channel partners expect us to provide product presentations at their national meetings and road show seminars. It allows us an excellent opportunity to affect a large number of users and distributors at minimal cost.



Strategic Channel Partners
--------------------------

     Our distribution strategy reflects a role of strategic channel partners of indoor air quality, indoor environment quality, and heating, ventilation, and air-conditioning hygiene products designed to leverage off established heating, ventilation, and air-conditioning, refrigeration and retail distribution channels by using existing heating, ventilation, and air-conditioning, commercial/industrial refrigeration, specialty chemical manufacturers, service providers and suppliers. The characteristics of a strategic channel partners is a company that:

     .    Buys and resells our products,
     . Has a good reputation in market assigned segment (preferably a market leader),
     .    Has a strong presence with users in market segment,
     . Outside sales force, telemarketing sales force, and/or e-commerce capability,
     .    Carries inventory and finances receivables, and
     .    Orders more than $ 25,000 net sales per year

     Our strategy is to nurture these relationships as current strategic channel partners while seeking additional partners who have experience and a reputation in other industries. Major strategic channel partners that have had success in representing our products in the past include Abatement Technologies, Purolator Air Filtration Co., AAF International, Sears Home Central, Nalco Diversified Technologies, Inc. and Mustang Engineering. During the past three years, no customer accounted for more than 10% of our revenues except for Nalco Diversified Technologies (29%), Purolator (14%) and Sears Home Central (11%) in 2000, Abatement Technologies (10%), Nalco Diversified Technologies (25%) and Sears HomeCentral (12%) for fiscal 1999 and AAF International (14%), Abatement Technologies (13%) and Purolator (52%) for fiscal 1998.

Manufacturer's Representatives
------------------------------

     Manufacturer's representatives are independent sales representatives that sell a manufacturer's products to heating, ventilation, and air-conditioning distributors or commercial building owners/purchasers. A strategic channel partner may or may not use manufacture's representatives to distribute our products. Some of the strategic channel partners use their regional sales managers and sales representative network to distribute our products to the heating, ventilation and air conditioning wholesale market, while others use their own outside sales force. Our regional managers train both channel partner sales personnel and sales representatives they deal with.

Heating, Ventilation, and Air-Conditioning Distributors
-------------------------------------------------------

     The heating, ventilation, and air-conditioning contractors who serve the majority of residential and light commercial customers buy most of their parts and supplies from local heating, ventilation, and air-conditioning distributors. Such distributors range from small single locations to huge national chains. To be successful in moving products through these outlets, our regional managers spend a significant amount of time and effort helping distributors sell our products and training sessions for distributor employees and heating, ventilation, and air-conditioning contractors.

Heating, Ventilation, and Air-Conditioning Contractors
------------------------------------------------------

     There are approximately 40,000 to 45,000 heating, ventilation, and air-conditioning contractors in the U.S. serving the residential, commercial, and industrial markets. These contractors have technicians that provide equipment, parts, and service to residential and commercial customers. Traditionally, the majority of the contractor's business was the installation and repair of heating, ventilation, and air-conditioning equipment. Recently, contractors have been moving into new areas that generate increased profit margins. Our management believes that contractors will seek to sell our products during their off-peak seasons. Many heating, ventilation, and air-conditioning contractors lay off their technicians after the peak cooling and heating seasons because of their lack of business. By using our products as part of a regular preventative maintenance program, contractors can offer a valuable service to their customers, generate additional revenue, and do not have to lay off their employees during their slow periods.

Residential and Commercial Customers
------------------------------------

     Residential customers consist of all homeowners that have heating, ventilation and air conditioning systems installed. Commercial customers are building owners or maintenance technicians who purchase heating, ventilation, air-conditioning and refrigeration products or service for the facility. These facilities consist of hospitals, hotels, schools, government entities, food processing plants, small and large businesses, and any other type of commercial facility. In instances where the facility is large enough to have its own maintenance department, a strategic channel partner or manufacturer's representatives will sell directly to the commercial accounts. These consumers are becoming increasingly aware of the problems associated with poor indoor air quality and are taking active roles in seeking a solution.

Other Markets
-------------

     Automotive and Duct Industry: An Automotive Air First Aid Kit and a new Anti-Microbial Duct Product are under development. BBJ and the College of Public Health at the University of South Florida commenced on January 25, 1999, a study to test a new antimicrobial product for all ductwork materials. The study method is owned by us and was developed in conjunction with the U.S. Environmental Protection Agency. It took over three years to develop the study. This study is expected to develop data that allows important additional claims for use of BBJ MicroBiocide(R) on air duct surfaces as well as for use in automobiles. The study is anticipated to provide data that we can use in our advertising to further demonstrate the safety and effectiveness of our product and its applications. This study is particularly challenging, as it requires experimental methods that do not yet exist. Accordingly, there is a strong basic research component. The first phase of the study encompassed method development and validation. It was completed in November 1999. The researchers and our management met with EPA officials in Washington on December 14, 1999 and discussed the next phase of the study. The second phase began in early January 2000. Management believes that we are about two years ahead of the market in this area. The data from this study is expected to demonstrate that our product can be used on all duct surfaces and in automobiles. Contractors currently have no products available to them to treat ductwork for mold and mildew and our approved product will open up a new service industry. In addition, this study would also allow us to market our Automotive Air First Aid Kit. Allergy and asthma physicians, in particular, have inquired on behalf of their patients for a product for automobiles. There are no products currently registered for automobiles, which have poor air quality.

     Healthcare/Dental/Homeowner: BBJ Spray(TM) has been test marketed and targeted towards the healthcare and dental industries. There are approximately 865,000 healthcare providers and 35,000 dentists in the U.S. BBJ Spray(TM) is popular in this market because of its disinfectant ability towards various diseases such as herpes, tuberculosis and AIDS.

Major Obstacle - Overcoming Lack of Knowledge
---------------------------------------------

     In the past, heating, ventilation and air conditioning contractors/dealers have not been knowledgeable about indoor air quality and indoor environmental quality. Consequently they have looked to equipment sales as the main source of profit. Heating, ventilation and air conditioning hygiene has been accomplished through repeated cleaning using products, which are both harsh to the environment and damaging to the equipment being cleaned. This has changed dramatically over the past few years. Contractors are becoming more knowledgeable regarding indoor air quality and indoor environmental quality due to the articles, seminars, and media attention on the subject. Pricing for major equipment sales is becoming more competitive, thus bringing margins down. Users and owners are demanding longer life and improve performance from their existing systems to avoid additional capital outlays. Therefore, contractors/dealers as well as original equipment manufacturers are looking towards the service and parts division of their business for generating increased sales and profits.

Competition
-----------

     The market for indoor air quality products and services is relatively new. Management believes that our current competition for our products is limited because of the U.S. Environmental Protection Agency regulatory approval granted on the BBJ MicroBiocide(R) product. The market for heating, ventilation, air conditioning and refrigeration service and replacement industry is highly competitive. As the market for indoor air quality products and services expands, competition will likely be greater in the future. Competition may involve companies with greater experience, financial and other resources than us. The primary technologies that might be considered as alternatives to our products for indoor air quality improvement include: air cleaning and filtration, activated oxygen (ozone) and negative ions, and photocatalytic destruction (UV light).

     Although management believes that there are presently no other products on the market that have U.S. Environmental Protection Agency registration for the air-conditioning system as does BBJ MicroBiocide(R), heating, ventilation, air conditioning and refrigeration contractors may perceive any product claiming to control contamination as being equal to our products.

Competing Technologies
----------------------

     1. Air Cleaning and Filtration: Some potential users initially see improved
        ----------------------------
air cleaning as a competing technology for use of an antimicrobial (such as our products) to control growth. However, while high efficiency filtration is beneficial, it does not substitute for effective control of bacteria and other growth in the heating, ventilation and air conditioning system.

     2. Ozone and Negative Ion Generation: Although ozone generators and like
        ----------------------------------
devices are aggressively marketed with impressive sounding claims, they are not effective. In fact, management believes that it is possible that they introduce more contamination than they eliminate and regulatory authorities are moving toward stopping the misleading claims that have been made.

     3. UV light: Photocatalytic destruction is an old technology that recently
        ---------
has received new attention as a possible means of destroying contaminants in air ducts. Several units have been brought to market during the past few years with claims that they can be mounted in a duct and will eliminate all contaminants. Management believed that these claims would not hold up under independent testing and on January 18, 2000, the Federal Court imposed an injunction on one of the manufacturers, requiring such manufacturer to stop making certain claims about its air purifiers. In addition, installation, operation, and maintenance costs are high and the units generate considerable heat that adds to the energy load of the facility. Typically, a well designed and maintained system will cost an owner ten times the annual operating cost as the semi-annual application of the our products. Also, the space required for an adequate unit is typically not available in most facilities.
Government Regulation
---------------------

     As a chemical manufacturer, we are subject to a wide variety of local, state and federal regulations. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. Certain of our products are regulated by the United States Environmental Protection Agency and the individual states where marketed. Government regulation results in added costs for compliance activities and the risk of losing revenues should regulations change.

Governmental Influences
-----------------------

     A new industry consensus standard for attaining acceptable levels of indoor air quality in commercial buildings is being finalized by the American Society of Heating, Refrigeration, and Air-conditioning Engineers. This standard, which will be referenced in building codes throughout the United States, will for the first time, include requirements for the periodic inspection and cleaning of heating and air-conditioning systems. This new standard is expected to lead to growth in demand for products that prevent microbial growth in and clean air-conditioning systems. Management believes that BBJ MicroBiocide(R) has features that make it desirable to meet the needs of this new market.

Research and Development
------------------------

     The College of Public Health at the University of South Florida and us have recently commenced a study to test a new antimicrobial product for all duct work materials. The study method is owned by us and was developed in conjunction with the Environmental Protection Agency. Management believes that it is the only study method approved so far by the U.S. Environmental Protection Agency for determining indoor exposures through product concentration levels. Management believes that preliminary calculations that were made on our new antimicrobial formulation, in preparing the study protocol, indicate its use in ductwork falls within safety parameters acceptable to the EPA.

Proprietary Rights
------------------

     We hold a primary U.S. Environmental Protection Agency registration for BBJ MicroBiocide(R). This registration gives us the exclusive right to control the marketing of that technology for seventeen years. BBJ Spray(TM) Disinfectant/Cleaner is also registered with the EPA. Both products are registered in all states in which they are marketed. BBJ's Micro Coil Clean(R) formula is guarded by trade secrets and Power Coil Clean(TM) and FreshDuct(R) Odor Eliminator formula have a patent-pending with the United States Patent and Trademark Office. We also rely on a combination of trade secret laws, nondisclosure and other contractual agreements and technical measures to protect our proprietary rights in our products. We believe that our products, trademarks, and other proprietary rights do not infringe on the proprietary rights of third parties.

Employees
---------

     As of January 31, 2000, BBJ had 13 full time employees. Additional sales and marketing personnel may be hired upon the completion of this Offering.

Facilities
----------

     We are located in a 7,000 square foot facility at 6802 Citicorp Blvd., Suite 500, Tampa, Florida. This facility lease, which is from a non-affiliated party, expires on December 31, 2002. We pay a base monthly rent of approximately $5,600, which includes rent, common area maintenance, insurance and real estate taxes. The landlord may increase our rent and common area maintenance, capped at 5% per year plus our pro rata share of insurance and real estate tax increases. Management believes that these facilities are adequate for our current and anticipated needs.

Legal Proceedings
-----------------

     We are not a party to any legal proceeding.

                                  MANAGEMENT

     Our executive officers and directors are as follows:

    Name                Age                    Position
    ----                ---                    --------
Robert G. Baker         62     Chief Executive Officer and Chairman of the Board

Jerry V. Schinella      41     President, Chief Operating Officer and Director

Michael J. Gordon       43     V.P., Corporate Administrator, Secretary,
                               Director

Frank P. Ragano         71     Director

Rebecca F. Walter       48     Director

Olivier d'Auriol        54     Director

Jean Caillet            54     Director

     ROBERT G. BAKER - Founder, Chairman and Chief Executive Officer of BBJ Environmental Solutions since August 1993 and Chief Executive Officer and Chairman of the Board of BBJ Environmental Technologies since May 30, 2000. Mr. Baker is responsible for the strategy, overall policies, management development, regulatory and technical issues, and our future expansion. He has served in a number of senior operations and management positions. As Vice President, Operations, he was responsible for manufacturing, research and development, and regulatory affairs for Veridien Corporation for three years from 1991 to 1994. Prior to that, he was Vice President, Administrative Services, University of Texas M.D. Anderson Cancer Center in the Texas Medical Center in Houston from 1985 to 1990. In this position, he was responsible for the design, construction, maintenance, and operations of the facilities, safety and security, and compliance with safety, health, and hazardous materials regulations. Much of his earlier career involved work as a Senior Manager with Gulf Oil Corporation. Mr. Baker has post graduate training from Harvard University, the University of Pennsylvania, and Wichita State University and a BS from Oklahoma State University. He is a member of American Society of Heating, Refrigeration, and Air-Conditioning Engineers where he sits on various Committees and the Chemical Specialties Manufacturer's Association-Regulatory Affairs Committee, the Small Business Council, the Indoor Air Quality Special Committee (which Mr. Baker chairs), and the Labeling Task Force.

     JERRY V. SCHINELLA - Founder, President, and Chief Operating Officer of BBJ Environmental Solutions since 1994 and a director since August 1993, and President, Chief Operating Officer and Director of BBJ Environmental Technologies since May 30, 2000. Mr. Schinella is responsible for our operations, overseeing finance, accounting, logistics, and administration. Mr. Schinella joined Veridien Corporation in July 1992 as Vice President and Controller. In this capacity, he was responsible for all corporate accounting and finance activities including internal and external financial reporting, analysis and planning, vendor relations, and collections. Prior to his work with Veridien, Mr. Schinella was a Senior Manager with KPMG Peat Marwick in Tampa, Florida. In his eight years with KPMG Peat Marwick, his professional accomplishments include significant experience in financial reporting to the SEC, reviewing financial and operational controls of client companies and extensive communication and negotiations with bank officers. In 1985, Mr. Schinella became a licensed Certified Public Accountant in the State of Florida. He has a degree in accounting from Central Michigan University and a Masters of Business Administration from Michigan State University.

     MICHAEL J. GORDON - Vice President, Corporate Administrator of BBJ Environmental Solutions since April 1998 and member of BBJ's Environmental Solutions board of directors since April 1997. He has held the same positions with BBJ Environmental Technologies since May 30, 2000. From August, 1987 through December 1997, Mr. Gordon was employed by Phoenix Information Systems Corp., a public corporation, where he was responsible for overseeing administrative operations, the filing of all reports and documents with the Securities and Exchange Commission, company news releases and public relations. Prior to joining Phoenix, Mr. Gordon served as Director of Legacies and Planned Giving for the American Cancer Society. Mr. Gordon received his Bachelor of Science degree from the State University of New York in 1980.

     FRANK P. RAGANO - has been a director of BBJ Environmental Technologies since May 30, 2000. Major General, U.S. Army (Ret.). Mr. Ragano has served as a director of Skylynx Communications, Inc. since 1998 and as its chairman since 1999. Mr. Ragano was, until earlier this year, President and CEO of CMS, Inc., a wholly-owned subsidiary of Daimler-Benz GmbH. Mr. Ragano graduated with a B.S. degree from Duquesne University in 1950 and later graduated with a Master of Business Administration (MBA) from Syracuse University, NY. After a well-decorated career in the military, Mr. Ragano retired from active Army service and became Vice President of the American Defense Preparedness Association and Chairman and CEO of BEI Defense Systems Company.

     REBECCA F. WALTER - has been a director of BBJ Environmental Technologies since May 30, 2000. Ms. Walter serves on numerous civic boards, including the James Madison Institute, WEDU Public Broadcasting Station, the H. lee Moffitt Cancer Center and Research Institute, the Tampa Bay Performing Arts Center, American Red Cross, University of South Florida Economic Advisory board, and many other non-profit organizations. Ms. Walter graduated from Meredith College, Raleigh, North Carolina and received her B.A. at Florida State University.

     OLIVIER d'AURIOL - has been a director of BBJ Environmental Technologies since November 2000. Mr. d'Auriol, a Swiss born citizen, is founder, Chairman, and Chief Executive Officer of Olivier d'Auriol Asset Management SA, a Swiss Family Office Company he created in 1998 to advise private clients on the investment of their wealth. Mr. d'Auriol has served in a number of senior operation and management positions in international banks. From 1992 to 1997 he served as Executive Vice President, President of the Management Committee of Banque Privee Edmond de Rothschild S.A., Luxembourg, a Private bank dedicated to asset management for private clients, investment funds and financial engineering. Prior to that, as Executive Vice President and member of the Management Committee of Swiss Bank Corp in Geneva, Mr. d'Auriol headed the Trust Department in charge of private and institutional clients. He started his career at Paribas where he held successive management responsibility between 1972 and 1987 in asset management for private individuals and in fixed income management for institutional clients. Mr. d'Auriol holds a Baccalaureat in Mathematics from Lycee Louis le Grand, Paris and studied three years as an engineer in Physics at Ecole Polytechnique Federale in Lausanne, Switzerland. He is member of the Swiss Financial Analyst Society and sits on the board of LightWave Systems, Santa Barbara-USA, Guardware Inc., Budapest-Hungary, European Secondary Fund, Paris-France, and Chateau de Ripaille Foundation, Thonon-France.

     JEAN CAILLET - has been a director of BBJ Environmental Technologies since November 2000. Mr. Caillet, a French born citizen, is founder of Telliac SA, a company he created in 1997 that specializes in Financial Engineering. Jean Caillet has served before in different senior positions in the fields of commodities and banking. From 1985 to 1993, Mr. Caillet founded and managed in Switzerland and France for Banque Paribas a department that specialized worldwide in barter and financial engineering. From 1981 to 1985 he was a Senior VP with Finagrain (group Continental Grain) in Geneva. He has started his working career in Paris in 1973 at Imetal (group Rothschild), which he left in 1981 as Senior VP Marketing & Commercial to move to Geneva where he is living today.

Committees

     In November 2000, we established a Compensation Committee and Audit Committee. At that time, we named Frank Ragano as chairman, Jerry Schinella and Rebecca F. Walter as members of the Compensation Committee and Rebecca F. Walter as chairman, Frank Ragano and Jerry Schinella, members of the Audit Committee. The Compensation Committee has the power to review compensation of our executive officers, including salaries, the granting of stock options and other forms of compensation for executive officers whose salaries are within the purview of the board of directors. In some cases, the Compensation Committee may make recommendations to the entire board of directors for its approval or, itself exercise the powers and authority of the board of directors to designate compensation. The Audit Committee has the power to: (i) select the independent certified public accountant; (ii) satisfy itself on behalf of the board that the external and internal auditing procedures assure reliable and informative accounting and financial reporting; (iii) have meetings with management, or with the auditors, or with both management and auditors, to review the scope of the auditor's examination, audit reports and our internal auditing procedures and reviews; (iv) monitor policies established to prohibit unethical, questionable, or illegal activities by those associated with us; and (v) review the compensation paid to the auditors through annual audit and non-audit fees and the effect on the independence of the auditors in relation thereto, and we may exercise the powers and authority of the board of directors to implement changes in connection with the foregoing or, at our option, may make recommendations to the entire board of directors for its approval.

Executive Compensation
----------------------

     During the past three fiscal years, no executive officer had salaries and bonuses of $100,000 or more. None of our executive officers have any employment contracts with us. For the past three years, the following table sets forth certain compensation paid to Robert Baker, Chief Executive Officer, and Paul Shapansky, our former Chief Executive Officer, who was replaced in June 2000.

====================================================================================================================================
                                                                                     Long Term Compensation
                                                                          -------------------------------------------
                                        Annual Compensation                          Awards                 Payouts
---------------------------------------------------------------------------------------------------------------------
           (a)          (b)            (c)             (d)           (e)         (f)          (g)             (h)         (i)
                                                                   Other                                                  All
          Name                                                    Annual    Restricted      Number                       Other
          and                                                     Compen-      Stock          of             LTIP       Compen-
       Principal                                                  sation     Award(s)      Options /       Payouts      sation
        Position       Year         Salary ($)      Bonus ($)       ($)         ($)        Warrants          ($)          ($)
------------------------------------------------------------------------------------------------------------------------------------
 Robert Baker,         2000            72,000         -0-          4,200 (1)    -0- (2)     -0- (3)           -0-           -0-
 Chief Executive       -------------------------------------------------------------------------------------------------------------
 Officer               1999            72,000         -0-          4,200 (1)    -0-         -0- (3)           -0-           -0-
                       -------------------------------------------------------------------------------------------------------------
                       1998            66,000         -0-          4,200 (1)    -0-         -0- (3)           -0-           -0-
------------------------------------------------------------------------------------------------------------------------------------
 Paul Shapansky,       2000             -0-           -0-           -0-         -0-         -0-               -0-           -0-
 former Chief          -------------------------------------------------------------------------------------------------------------
 Executive Officer     1999             -0-           -0-           -0-         -0-         -0-               -0-           -0-
                       -------------------------------------------------------------------------------------------------------------
                       1998             -0-           -0-           -0-         -0-         -0-               -0-           -0-
------------------------------------------------------------------------------------------------------------------------------------


   _______________

   (1) The Company paid $4,200 during 2000, 1999 and 1998 for $300,000 of life insurance on the life of Mr. Baker. Mr. Baker is a beneficiary in the amount of $100,000 and his spouse on the remaining $200,000. These amounts are included in other annual compensation amounts.
   (2) Does not include 3,219,890 shares received in connection with the reorganization pursuant to which we acquired BBJ Environmental Solutions as a wholly-owned subsidiary. See "Business - Acquisition of BBJ Environmental Solutions, Inc." and "Certain Transactions."
   (3) Does not include options to purchase -0- shares of BBJ Environmental Solutions granted in 2000, options to purchase 360,000 shares of BBJ Environmental Solutions granted in 1999 and options to purchase 109,379 shares of BBJ Environmental Solutions granted in 1998 at exercise prices ranging from $1.00 per share to $1.25 per share.

Employment Contract with Key Person
-----------------------------------

         Pursuant to an Employment Agreement dated January 21, 2000, we employed Mr. Richard L. Palke, a key employee, as Director of Worldwide Sales and Marketing for a term commencing on January 11, 2000 and continuing until December 31, 2004, unless otherwise terminated pursuant to the terms thereof. Pursuant to the Agreement, Mr. Palke is being paid a base salary of $60,000 per annum and is entitled to bonuses for reaching certain revenue levels based upon BBJ Environmental Solutions' sales incentive plan. Mr. Palke is also entitled to the following: major medical health benefits equivalent to that provided to the officers in BBJ Environmental Solutions; indemnification from any claim or law suit which may be asserted against him when acting as Director of Worldwide Sales and Marketing for BBJ Environmental Solutions provided that said indemnification is not in violation of any federal or state law or rule or regulation of the Securities and Exchange Commission; and options to purchase up to 250,000 shares of BBJ Environmental Solutions' common stock at an exercise price of $1.25 per share, 90,000 of which shall be Service Options and 160,000 of which shall be Cliff Vesting Options. The Service Options shall vest at the rate of 30,000 shares for each year of employment, each 30,000 options to expire four years after full vesting. The Cliff Vesting Options shall all vest if Mr. Palke is employed by BBJ Environmental Solutions on December 31, 2004 and will all expire on December 31, 2008, unless the schedule for vesting is accelerated as a result of Mr. Palke accomplishing one or more of the following objectives: an option for 40,000 shares shall vest when $17,500,000 in annual revenues is achieved; an option for 40,000 shares shall vest when $28,000,000 in annual revenues is achieved; and an option for 80,000 shares shall vest when $40,000,000 in annual revenues is achieved, in which case any options for which the vesting is accelerated shall expire on the earlier of four years from their date(s) of vesting or December 31, 2008. The Agreement also contains certain provisions with respect to disability, termination, confidentiality and non-competition. We expect to offer Mr. Palke the opportunity to exchange his BBJ Environmental Solutions' options for similar options in BBJ Environmental Technologies as described in "Certain Transactions." The terms of the new options will be the same as the BBJ Environmental Solutions' options except that the number of shares subject to the option would double.

Biographical Information on Key Person
--------------------------------------

         Richard Palke - Director of Worldwide Sales and Marketing with us since January 2000. Mr. Palke is responsible for our sales. Mr. Palke has developed advanced leadership, planning, relationship building, and negotiating skills with one Fortune 100 and two Fortune 500 companies. Mr. Palke has industry experience in heating, ventilation and air conditioning test instrumentation, transportation electronics, switch gear systems and computer peripherals, and has spent over half of his career in the international arena. Mr. Palke has a BS in General Engineering from the United States Military Academy at West Point and MBA courses in International Marketing from the University of Minnesota.

Report on Executive Compensation
--------------------------------

         Our board of directors includes Robert G. Baker, Jerry V. Schinella, Michael J. Gordon, Frank P. Ragano, Rebecca F. Walter, Olivier d'Auriol and Jean Caillet. Our Compensation Committee was established in November 2000 and includes Jerry V. Schinella, Frank P. Ragano and Rebecca F. Walter. Our board of directors or Compensation Committee will be responsible for reviewing and determining the annual salary and other compensation of our executive officers and key employees and determining the appropriateness of key man life insurance, obtaining officer and director liability insurance and employment contracts. Our goals are to align compensation with business objectives and performance and to enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success. We provide base salaries and stock options to our executive officers and key employees sufficient to provide motivation to achieve certain operating goals. Although salaries are not specifically tied to performance, incentive bonuses are available to executive officers and key employees. In the future, executive compensation may include without limitation cash bonuses, stock option grants and stock reward grants. In addition, we may set up a pension plan or similar retirement plans. During the period from the date of inception of BBJ Environmental Solutions in August 1993 to December 31, 2000, cash compensation in the form of salaries were paid and stock options in our subsidiary were granted to our executive officers, namely Robert G. Baker, Jerry V. Schinella, and Michael J. Gordon.

                                                             The foregoing
                                                             report has been
                                                             approved by all
                                                             members of the
                                                             Board of Directors.

                                                             Robert G. Baker
                                                             Jerry V. Schinella
                                                             Michael J. Gordon
                                                             Frank P. Ragano
                                                             Rebecca F. Walter
                                                             Olivier d'Auriol
                                                             Jean Caillet

Indemnification
---------------

         Article Eighth of our Certificate of Incorporation provides for us to indemnify any and all directors and officers whom we shall have power to indemnify under Section 78.751 of the Nevada General Corporation Law from and against any and all of the expenses, liabilities or other matter referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director of officer and shall inure to the benefits of the heirs, executors and administrators of such a person. We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Stock Option Plans
------------------

         On December 31, 1997, our subsidiary, BBJ Environmental Solutions, established an employee benefit and consulting services compensation plan. Pursuant to the plan as restated on July 30, 1998, we are permitted to grant options or grant stock awards totaling 5,000,000 shares of BBJ Environmental Solutions common stock. In the case of stock options, the number of shares issuable upon exercise of the options is subject to adjustment by our subsidiary's board of directors to cover stock splits, stock dividends, recapitalizations and reclassifications of our shares of common stock. All options granted under the plan are non-statutory or non-qualified stock options so that the exercise of options result in ordinary income to the option holder at the time of exercise based upon the fair market value of the options less the exercise price.

         Persons eligible to participate in our subsidiary's plan include any employee, director, officer, consultant or advisor to our subsidiary. The life of the option, the exercise price, vesting schedule, termination provisions and all other terms of each option granted are set forth in a written agreement provided to each optionee and such terms are determined in the sole discretion of our subsidiary's board of directors or committee thereof established to administer the plan. The plan provides that no right or interest of any participant in a stock option award shall be assignable or transferable during the life time of the participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a participant's death, a participant's rights and interest in stock option awards shall be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the plan shall be made to, and exercise of any stock options may be made by, the participant's legal representative, heirs or legatees.

         Under the plan, our subsidiary's board or committee thereof, may issue stock awards to an eligible participant and may issue the stock in consideration of prior services rendered or at a fixed cost. All shares issued pursuant to stock awards or upon exercise of options are restricted securities under the Securities Act of 1933, as amended. As of the date of this prospectus, BBJ Environmental Solutions has outstanding options to purchase 2,475,744 shares of its common stock at exercise prices ranging from $.75 per share to $2.00 per share and has not granted any stock awards under the plan. In the future, we have no intention to grant additional options or to issue stock awards under the aforementioned plan.

         On November 16, 2000, BBJ Environmental Technologies established a new stock option plan, subject to stockholder approval of the plan and stockholder approval of an increase in the authorized number of shares of our common stock to 50,000,000 shares at our 2001 annual meeting. The provisions of the plan are identical to those issued under our subsidiary's plan, except that the new plan covers 8,000,000 shares of our common stock. Subject to the foregoing stockholder approvals, our board of directors approved on November 16, 2000 that we offer BBJ Environmental Solutions option holders the opportunity to exchange their options for almost identical options in our Plan, except that the number of shares of common stock subject to each option would be twice the original number of shares and the term of the options shall expire five years from the date of stockholder approval of the above matters. Any option holder who wishes to exercise his/her options in BBJ Environmental Solutions prior to shareholder approval will be permitted, after receipt of shareholder approval, to exchange his/her BBJ Environmental Solutions shares into restricted shares of our common stock, except that the number of shares of common stock issued will be twice the original number of shares issued under the BBJ Environmental Solutions option grant. In the event that any replacement options issued under our Plan would not be eligible to be registered under a Form S-8 Registration Statement, then we would issue replacement options outside the Plan on the same terms and conditions. As of the date of this prospectus, we granted, subject to stockholder approval of the plan, options to purchase 100,000 shares of our common stock to each of Frank Ragano and Rebecca Walter at an exercise price of $1.25 per share with an expiration date of May 31, 2004.

Other Stock Options
-------------------

         Outside of our stock option plans, we have granted to an non-affiliated person options to purchase 50,000 shares of our common stock at an exercise price of $1.25 per share. These options are currently beneficially owned by Karen Vickers. These options expire February 25, 2004. We also granted GunnAllen Financial, Inc., a member of the NASD, options to purchase 55,000 shares of our common stock at an exercise price of $1.25 per share. These options expire October 31, 2004. We also granted options to purchase 150,000 shares of our common stock at an exercise price of $1.25 per share to Charles Sanford, a non-affiliated person, with expiration dates ranging from August 8, 2002 to October 11, 2002. We also granted to five affiliated persons (i) series 1 options to purchase an aggregate of 1,400,000 shares of our common stock exercisable between February 6, 2001 and December 31, 2001 at an exercise price of $1.04 per share and (ii) series 2 options to purchase an aggregate of 1,400,000 shares of our common stock at an exercise price of $1.04 per share between February 6, 2001 and April 30, 2002. The aforesaid options to Karen Vickers and GunnAllen Financial, Inc. were originally granted by our subsidiary, BBJ Environmental Solutions and were exchanged prior to the date of this prospectus for options in BBJ Environmental Technologies on the same terms, except that the number of options received in the exchange were twice the original number granted in BBJ Environmental Solutions.

                             CERTAIN TRANSACTIONS

         Herbert Maxwell, a former director and founder of us, was issued 10,000 shares in March 1996 in connection with a working capital loan. Mr. Maxwell also received 90,466 shares in December 1996 in connection with the conversion of liabilities to common stock. A. Paul Shapansky, formerly a director and our chief executive officer, was issued 1,056,146 shares in December 1996 in connection with the conversion of liabilities to common stock. Mr. Shapansky contributed $14,354 in 2000, $3,000 in 1999 $38,519 to us in 1998 and $18,920 in
1997 to pay certain of our liabilities.

         On March 4, 1997 BBJ Environmental Solutions entered into a convertible debenture agreement with the R.P. Gordon Children Family Trust and Michael J. Gordon in the amount of $100,000 each. The proceeds of the debenture were advanced to BBJ Environmental Solutions in four equal amounts of $50,000 each, bearing an interest rate of 12%. The Trust and Mr. Gordon could each elect, at any time after September 1, 1997 but before the maturity date of the debenture (September 4, 1998), to convert the debenture into 4.5% of the then issued and outstanding shares of common stock of BBJ Environmental Solutions. As of December 31, 1997, the Trust and Mr. Gordon both elected to convert their respective debentures and related accrued interest into 192,719 shares of BBJ Environmental Solution's common stock. In addition, Mr. Gordon agreed to invest an additional $100,000 in BBJ Environmental Solutions for 192,720 shares of its common stock.

         On June 30, 1998, Michael Gordon invested $50,000 in BBJ Environmental Solutions to acquire 48,180 shares of its common stock at a price of $.9636 per share. On July 30, 1998 and November 1, 1998, Michael Gordon, invested an additional $50,000 and $30,000 in BBJ Environmental Solutions to acquire 166,667 and 100,000 shares, respectively, of its common stock at a price of $.30 per share.

         On March 2, 1999, Robert P. Gordon converted $100,000 he loaned to BBJ Environmental Solutions during 1998 into 333,333 shares of its common stock.

         In December 1999, BBJ Environmental Solutions entered into a convertible debenture agreement with Michael Gordon in the amount of $230,000. The proceeds of the debenture were previously advanced BBJ Environmental Solutions in the form of cash advances in the aggregate amount of $167,500, $10,000 of accrued interest, and $62,500 for previous services rendered.

The debenture bears interest at 10% per annum with principal and interest due in January 2001. In September 2000, this debenture was transferred by Michael Gordon to Robert P. Gordon.

         In 1997, BBJ Environmental Solutions extended one of its executives a compensatory stock option to purchase up to 192,720 shares of its common stock at a price of $0.00649 per share that vested over a five-year employment period. For the years ended December 31, 1998 and 1997, it recorded compensation expense of $19,752 and $15,800, respectively, for the difference between the deemed fair value of shares at the time the options were granted and the exercise price related to this. Upon termination of employment, it provided the executive six months of severance pay in exchange for canceling all options held by the executive to purchase its common stock. Options canceled included 192,720 at $0.00649 per share, 40,000 at $1.00 per share, and 69,379 at $1.17 per share.
Severance pay expense is fully accrued as of December 31, 1999.

         On January 4, 1999, our securities counsel agreed to convert $13,334 in legal fees into 40,000 shares of common stock. In March 1999, BBJ Environmental Solutions raised $200,000 by selling a total of 100,000 shares of series A 10% convertible preferred stock to seven investors; and during the third quarter of 1999, we raised $343,750 by selling a total of 171,875 shares of series B 10% convertible preferred stock to BBJ Environmental Solution's six investors. In January 2000, BBJ Environmental Solutions raised $375,000 by selling a total of 360,000 shares of its common stock to eight investors.

         Pursuant to an Agreement and Plan of Reorganization dated as of January 31, 2000 by and among BBJ Environmental Solutions and certain Stockholders of BBJ Environmental Technologies, we agreed to acquire up to 100% of the capital stock of BBJ Environmental Solutions for 12,410,666 shares of our common stock subject to certain closing conditions which included, without limitation, the following: (i) a reverse stock split by us of one-for-three followed by a stock repurchase of 3,465,000 shares for nominal consideration from certain stockholders of BBJ Environmental Technologies; (ii) BBJ Environmental Technologies being a clean shell without assets or liabilities (other than $50,000 owed to BBJ Environmental Solutions, which was borrowed by us in connection with this transaction); and (iii) BBJ Environmental Technologies being current with all reports required to be filed under the Exchange Act of 1934, as amended. At the completion of the Reorganization, BBJ Environmental Solutions became the operating subsidiary of BBJ Environmental Technologies.

         In November and December 2000, we sold through subscription agreements 2,804,000 restricted shares of our common stock at a purchase price of $.75 per share to various overseas banks and foreign investors, for a total amount of financing of $2,103,000. A commission in the nature of a finder's fee of up to 200,000 shares of our common stock was issued to two accredited investors. The investors in this private placement also received the right to name two members of our board of directors - Olivier d'Auriol and Jean Caillet. In the event that our revenues for the period November 1, 2000 through October 30, 2001 is less than $1,667,075, the purchase price per share is subject to proportionate adjustment down to a minimum of $.375 per share and additional shares will be issued by us to the investors.

         BBJ Environmental Technologies entered into a convertible debenture agreement with the R.P. Gordon Children Family Trust in the amount of $84,441.37 in July 2000 and two convertible debenture agreements with Robert P. Gordon, brother of Michael J. Gordon, a Director of BBJ, in the amounts of $230,000.00 and $87,300.49 in September 2000. (The two debentures were transferred to Robert Gordon from Michael Gordon.) The proceeds of the debentures were advanced to BBJ Environmental Solutions, bearing an interest rate of 10%. The Trust and Mr. Gordon could each elect, at any time before the maturity date of the debenture (January 10, 2001), to convert the debenture into shares of common stock of BBJ Environmental Technologies. In December 2000, the Trust and Mr. Gordon both elected to convert their respective debentures into 105,552 and 477,126 shares, respectively, of our common stock.

         In February 2000, BBJ Environmental Solutions entered into a financial and consulting agreement with Highlander Enterprises, Inc., a company controlled and beneficially owned by Robert Gordon, the brother of Michael Gordon, an executive officer and director of us. With BBJ Environmental Solutions' consent, a portion of the financial and consulting services performed by Highlander were performed by Donald Mintmire and Nicholas Salerno, Option Consulting Co. and James Newman. Pursuant to the contract, as amended, the aforesaid persons received warrants to purchase an aggregate of 1,400,000 shares of BBJ Environmental Solutions Common Stock exercisable at $1.04 per share. On February 6, 2001, we agreed with Highlander to cancel the warrants of our subsidiary and to issue to Highlander, Donald Mintmire, Nicholas Salerno, Option Consulting Co. and James Newman an equal number of series 1 options and series 2 options each to purchase 500,000 shares, 225,000 shares, 225,000 shares, 225,000 shares and 225,000 shares, respectively. Each series 1 option and series 2 option is exercisable to purchase one share of our common stock at an exercise price of $1.04 per share. The series 1 options are exercisable at anytime between the date of issuance and December 31, 2001 and the series 2 options are exercisable at anytime between the date of issuance and April 30, 2002. The holders of the series 1 and Series 2 options are selling security holders with respect to the resale of the shares of common stock issuable upon exercise of the options. See "Selling Security Holders."

         On February 6, 2001, Robert G. Baker, Jerry V. Schinella and Michael J. Gordon sold back to us 33,000 shares, 33,000 shares and 34,000 shares, respectively, at a purchase price of $1.00 per share. On the same date, we sold 100,000 shares of our common stock to Nicholas Salerno at a purchase price of $100,000.

                            PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the our common stock as of February 6, 2001 by all persons known by us to be beneficial owners of more than 5% of its common stock and all of our officers and directors, both individually and as a group. Such table does not reflect options to purchase shares of common stock of BBJ Environmental Solutions beneficially owned by persons named in the table below or the possible future exchange of these options for replacement options of BBJ Environmental Technologies as described under "Management - Stock Option Plans." Unless otherwise indicated, all shares are directly beneficially owned and investing power is held by the persons named. The address of each person is c/o BBJ at 6802 Citicorp Blvd., Suite 500, Tampa, FL 33619. The percentage of outstanding shares is based upon 17,592,578 shares outstanding. The number of shares owned by each of Frank Ragano and Rebecca Walter include options to purchase 100,000 shares pursuant to a stock option that must be ratified by our stockholders at our 2001 annual meeting. The number of shares beneficially owned by Robert P. Gordon includes options to purchase 1,000,000 shares of our common stock owned by Highlander Enterprises, Inc., but it does not include 530,990 shares beneficially owned by an irrevocable trust established for the benefit of Mr. Robert P. Gordon's children in which Mr. Peter Futro is the trustee.

-------------------------------------------------------------------------------
  Name and Address of Beneficial Owner    Amount and Nature of    Percentage
                                          Beneficial Ownership    Outstanding

-------------------------------------------------------------------------------
  Robert G. Baker                                    3,186,890           18.1
-------------------------------------------------------------------------------
  Jerry V. Schinella                                 3,326,890           18.9
-------------------------------------------------------------------------------
  Michael J. Gordon                                  2,103,772           12.0
-------------------------------------------------------------------------------
  Frank P. Ragano                                      100,000            0.6
-------------------------------------------------------------------------------
  Rebecca F. Walter                                    340,000            1.9
-------------------------------------------------------------------------------
  Olivier d'Auriol                                      70,000            0.4
-------------------------------------------------------------------------------
  Jean Caillet                                         280,000            1.6
-------------------------------------------------------------------------------
  Includes all of our officers and
  directors as a group
  (7 persons)                                        9,407,552           52.9
-------------------------------------------------------------------------------
  Robert P. Gordon                                   1,614,792            8.7
-------------------------------------------------------------------------------

         The following table lists the names of each of our officers and directors and the number of BBJ Environmental Solutions options outstanding as of the date of this prospectus, all of which are proposed to be exchanged for BBJ Environmental Technologies options after receipt of certain stockholder approval, all as described under "Management - Stock Option Plans."

                      Number of BBJ                Number of BBJ
                      Environmental Solutions      Environmental Technologies
                      options outstanding as of    options to be outstanding
                      the date of this             if planned exchange is
      Name            prospectus                   successfully completed
-------------------------------------------------------------------------------

   Robert G. Baker             469,379                        938,758
-------------------------------------------------------------------------------
   Jerry V. Schinella          469,379                        938,758
-------------------------------------------------------------------------------
   Michael J. Gordon           522,099                      1,044,198
-------------------------------------------------------------------------------
   Frank P. Ragano               -0-                          100,000
-------------------------------------------------------------------------------
   Rebecca F. Walter             -0-                          100,000
-------------------------------------------------------------------------------
   Olivier d'Auriol              -0-                            -0-
-------------------------------------------------------------------------------
   Jean Caillet                  -0-                            -0-
-------------------------------------------------------------------------------

         The following table sets forth certain information regarding the estimated beneficial ownership of the company's common stock as of the date hereof by all persons known by the company to be beneficial owners of more than 5% of its common stock and all of our officers and directors, both individually and as a group and assumes that all BBJ Environmental Solutions options to purchase shares are exchanged for the right to purchase twice the number of shares of BBJ Environmental Technologies.

-------------------------------------------------------------------------------
  Name and Address of                 Amount and Nature of        Percentage
  Beneficial Owner                    Beneficial Ownership        Outstanding
-------------------------------------------------------------------------------
  Robert G. Baker                                4,125,648              22.2
-------------------------------------------------------------------------------
  Jerry V. Schinella                             4,265,648              23.0
-------------------------------------------------------------------------------
  Michael J. Gordon                              3,147,970              16.9
-------------------------------------------------------------------------------
  Frank P. Ragano                                  100,000               0.6
-------------------------------------------------------------------------------
  Rebecca F. Walter                                340,000               1.9
-------------------------------------------------------------------------------
  Olivier d'Auriol                                  70,000               0.4
-------------------------------------------------------------------------------
  Jean Caillet                                     280,000               1.6
-------------------------------------------------------------------------------
  Includes all of our officers and
  directors as a group
  (7 persons)                                   12,329,266              59.5
-------------------------------------------------------------------------------
  Robert P. Gordon                               1,614,792               8.7
-------------------------------------------------------------------------------

                            DESCRIPTION OF SECURITIES

General
-------

         BBJ Environmental Technologies is authorized to issue up to 25,000,000 shares of its common stock, $.001 par value, of which 17,592,578 shares of common stock were issued and outstanding as of December 31, 2000. Our board of directors has approved, subject to stockholder approval at its 2001 annual meeting, an increase in the authorized number of shares to 50,000,000.

         BBJ Environmental Technologies also has authorized 5,000,000 shares of preferred stock. As of the date hereof, no shares of preferred stock are issued and outstanding.

Common Stock
------------

    Each share of common stock entitles the holder thereof to vote on all matters voted upon by the stockholders, including the election of directors. Holders of shares of common stock do not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock can elect all directors and control the activities of us. No holder of shares of common stock has any preemptive rights to subscribe for or purchase additional shares or other securities of us. Holders of shares of common stock are entitled to share ratably in all dividends, if any, as may be declared by the board of directors, and are entitled to share ratably in all of the assets of us available for distribution to holders of shares upon the liquidation, dissolution, or winding up of the affairs of us, subject to the preference rights of any outstanding shares of preferred stock.

Preferred Stock
---------------

     The board of directors may, without action of our shareholders, issue preferred stock from time to time in one or more series with such designations as the board of directors may determine. The board of directors is authorized to determine, among other things, with respect to each series which may be issued; the dividend rate and conditions and the dividend preferences, if any; whether dividends would be cumulative and, if so, the date from which dividends on such series would accumulate; whether, and to what extent, the holders of such series would enjoy voting rights, if any, in addition to those prescribed by law; whether, and upon what terms, such series would be convertible into or exchangeable for shares of any other class of capital stock or other series of preferred stock; whether, and upon what terms, such series would be redeemable; and the preferences, if any, to which such series would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of us. regard to dividends, redemption and liquidation preference, any particular series of preferred stock may rank junior to, on a parity with or senior to any other series of preferred stock and the common stock. The board of directors, without shareholder approval, can issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock.

         In November 1993, our board of directors designated 400,000 shares as class B preferred stock. In June 1995, our board of directors designated 400,000 shares as class C preferred stock. None of the aforesaid shares of class B or class C preferred stock are issued and outstanding and our board of directors intends to cancel their designation and return them to the status of undesignated serial preferred stock.

                           SELLING SECURITY HOLDERS

         The following table sets forth the names and addresses of the selling security holders, the number of shares of common stock beneficially owned by each selling security holder as of February 6, 2001 and the maximum number of shares that each may offer, and the number of shares of common stock beneficially owned by each selling security holder upon completion of the offering, assuming all of the offered shares are sold. The number of shares sold by each selling security holder may depend upon a number of factors, including, among other things, the market price of the common stock. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any subsidiary or affiliates, except as follows: (i) Paul Shapansky, Herbert Maxwell and James R. Flaherty were previously officers and directors of us; (ii) Willie D. Shapansky, Scott D. Shapansky and Shane P. Shapansky are relatives of those named in (i) above;
(iii) Lester Morse and Steven Morse are members of the law firm of Lester Morse P.C., our counsel, (iv) Rebecca F. Walter, Jean Calliet and Olivier d'Auriol are each a director of our company; (v) GunnAllen Financial, Inc. acted as placement agent of our subsidiary's common stock in 1999 and has filed to become a market maker of our common stock; and (vi) Robert P. Gordon is the brother of Michael Gordon and the owner of Highlander Enterprises, Inc. . Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of computing the percentage of outstanding shares held by each selling security holder on February 6, 2001, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.


                                    SHARES                                     SHARES                % SHARES
    NAME AND ADDRESS             BENEFICIALLY           MAXIMUM SHARES         OWNED               BENEFICIALLY
    OF SELLING SECURITY          OWNED PRIOR        OFFERED IN OFFERING        AFTER                  OWNED
           HOLDER              TO OFFERING (1)              (2)              OFFERING            BEFORE / AFTER
                                                                                                 ------ - -----
  Paul Shapansky Trust
  1051 S Park Rd, Ste 309
  Hollywood, FL 33021              52,501                  52,501               -0-                 *      -0-

  Paul Shapansky
  1051 S Park Rd, Ste 309
  Hollywood, FL 33021              50,000                  50,000               -0-                 *      -0-

------------------------------------------------------------------------------------------------------------------------------------
Willie D. Shapansky Trust
1051 S Park Rd, Ste 309
Hollywood, FL 33021                     150,000                  150,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Herbert Maxwell
440 E. 56 Street
New York, NY 10022                       54,468                   54,468                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Dennis W. Rendflesh
508 Whiston Place
Edmonton, Alberta
Canada T6M 2C6                           30,471                   30,471                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Patricia Rendflesh
508 Whiston Place
Edmonton, Alberta
Canada T6M 2C6                           66,668                   66,668                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
Brent Rendflesh
508 Whiston Place
Edmonton, Alberta
Canada T6M 2C6                            5,000                    5,000                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
Trisha Rendflesh
508 Whiston Place
Edmonton, Alberta
Canada T6M 2C6                            5,000                    5,000                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
Guy David Billings &
Brenda Billings JT TEN
10678 Curtis Lane
Omaha, AR 72662                          20,834                   20,834                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
Russo Corporation
1501 Broadway, Ste 1807
New York, NY 10036                       83,335                   83,335                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
Renato Valente c/o
Bernard Herold & Co.
555 Madison Avenue
New York, NY 10022                       60,548                   60,548                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
Joel Derrington &
Gayle Derrington JT TEN
8930 S. 40 W. Ave.
Tulsa, OK 74132                           6,668                    6,668                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
Jane W. Hollister
10941 North Blvd.
Tampa, FL 33612                          48,000                   48,000                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
Shenandoah Asscs L.P
950 Walnut Avenue
DuBois, PA 15801                        192,000                  192,000                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
Dennis & Jackie DiNardo
10675 Huston Lane
Largo, FL 33774                          53,544                   34,272                  19,272           *           *
------------------------------------------------------------------------------------------------------------------------------------
Jack & Florence Frankel
730 126/th/ Avenue
Treasure Isl, FL 33706                   24,000                   24,000                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
Lester Morse
c/o Lester Morse, P.C.
111 Great Neck Road
Great Neck, NY 11021                    138,360                   42,000                  96,360           *           *
------------------------------------------------------------------------------------------------------------------------------------
Joseph K. Keegan
2121 Bayou Grande Blvd.
St.Petersburg, FL 33701                  48,000                   48,000                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
Joseph & Teresa Morgan
403 1/st/ Avenue S.
Tierra Verde, FL  33715                 320,000                  120,000                 200,000          1.1          *
------------------------------------------------------------------------------------------------------------------------------------
Donald & Kathy Daley
54 Newport Beach Blvd.
East Moriches, NY 11940                  20,000                   20,000                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Rebecca F. Walter
3301 Bayshore Blvd.,
Unit #2008
Tampa, FL 33629                         340,000                  120,000                220,000          1.9           1.2
------------------------------------------------------------------------------------------------------------------------------------
Steve Morse
c/o Lester Morse, P.C.
111 Great Neck Road
Great Neck, NY 11021                    138,360                   42,000                 96,360           *             *
------------------------------------------------------------------------------------------------------------------------------------
Charles F. Sornberger
P.O. Box 36
Hampton, CT 06247                        48,000                   48,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Walter Daniels PH-1A
5950 Pelican Plaza
Gulfport, FL 33707                       48,000                   48,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
George G. Mabrey
118 E Maple Avenue
Langhorne, PA 19047                      36,000                   36,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Philip & Jean Amuso
16011 Glen Haven
Tampa, FL 33618                         124,000                   24,000                100,000           *             *
------------------------------------------------------------------------------------------------------------------------------------
Brian Wyka
4961 Hubner Circle
Sarasota, FL 34241                       72,000                   72,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Brian & Pamela Wyka
4961 Hubner Circle
Sarasota, FL  34241                     240,000                  240,000                  -0-            1.4           -0-
------------------------------------------------------------------------------------------------------------------------------------
Richard E. Olson
50 84th Avenue
Treasure Isl, FL 33706                   48,000                   48,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Lexus Partners, Ltd.
2431 Mill Avenue
Brooklyn, NY 11234                      366,666                  183,333                183,333          2.1           1.0
------------------------------------------------------------------------------------------------------------------------------------
Mitzi M. Futro
904 S. Wiley Court
Superior, CO 80027                      120,000                  120,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Thomas W. Fell Jr. TTEE Thomas
W. Fell Jr. MD U/A DTD
07/20/1979
3393 E. Chevy Chase Dr.
Glendale, CA 91206                       24,000                   24,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Robert Evans
P.O. Box 5145
Incline Village, NV 89450               100,000                  100,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
James Newman
5926 Bahama Shores Drive S
St. Petersburg, FL 33705                550,000                  550,000                  -0-            3.0           -0-
------------------------------------------------------------------------------------------------------------------------------------
Gary Dienes
20121 Valley Forge Circle
King of Prussia, PA 19406                10,000                   10,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Rex Lofland
6166 Preston Creek Place
Dallas, TX 75240                         10,000                   10,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Vincent Fabrizzi
14212 Shearwater Court
Clearwater, FL 33762                     50,000                   50,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Mahmoud Larizadeh
c/o Mahmoud's Arco
376 Castro Street
San Francisco, CA 94114                 100,000                  100,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Preston Rodenbaugh
190 Colonial Drive
Woodstock, GA 30189                     100,000                  100,000                  -0-             *            -0-
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Robert P. Gordon and
Highlander Enterprises, Inc.
234 21/st/ Avenue NE
St. Petersburg, FL 33704              1,614,792                1,332,396             282,396            8.7           1.6
------------------------------------------------------------------------------------------------------------------------------------
Charles Sanford
P.O. Box 8125
Tampa, FL 33674-8125                    294,000                  144,000             150,000            1.7            *
------------------------------------------------------------------------------------------------------------------------------------
Dan Woodward
2000 Douglas Avenue
Clearwater, FL 33755                     36,000                   36,000               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
John & Liz Summer
5636 Tamarisk Way
San Luis Obispo,CA 93401                 48,000                   48,000               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Adrienne Grody
c/o Lester Morse, P.C.
111 Great Neck Road
Great Neck, NY 11021                      2,800                    2,800               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Kennan Dandar
1925 Illinois Ave N.E.
St. Petersburg, FL 33703                 48,000                   48,000               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Arnett Family Trust
Walter R. Arnett III, &
Jean B. Arnett, Trustee
412 Cypress View Drive
Oldsmar, FL 34677                        19,272                   19,272               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Steven R Shaw TTEE
Shane P Shapansky Trust
UA DTD 12/02/93
3306 E. 96 Place
Tulsa, OK 74137                           8,340                    8,340               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Steven R Shaw TTEE
Scot D Shapansky Trust
UA DTD 12/02/93
3306 E. 96 Place
Tulsa, OK 74137                          25,000                   25,000               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
James R. Flaherty
9470 Palm Circle South
Pembroke Pines, FL 33025                 51,188                   51,188               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Gary P. Conklin &
Ellen Conklin JT TEN
3014 N 74 E. Ave, Ste A
Tulsa, OK 74115                          16,667                   16,667               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Garry W. Harper
11302 S Erie St.
Tulsa, OK 74137                          57,774                   57,774               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Julie & Brian Wynne
1202 Lake Valrico Lane
Valrico, FL  33594                       20,000                   20,000               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Cheryl Demler 16N
705 Merriweather Lane
Dundee, IL  60118                        40,000                   40,000               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Marc DuMont
Chateau DeMessey
F - 71700
Ozenay, France                          250,000                  250,000               -0-              1.4           -0-
------------------------------------------------------------------------------------------------------------------------------------
Pierre Poyet
3, ch Gilbert-Trolliet
1209 Geneva
Switzerland                              10,000                   10,000               -0-               *            -0-
------------------------------------------------------------------------------------------------------------------------------------
Jean Caillet
General Guisan 109
CH - 1009 Pully
Switzerland                             280,000                  140,000             140,000            1.6            .8
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Donald F. Mintmire
265 Sunrise Avenue, Ste.204
Palm Beach, FL 33480                    500,000                  500,000               -0-               2.8           -0-
------------------------------------------------------------------------------------------------------------------------------------
Nicholas Salerno
902 Blvd. Of the Arts, Ste.1
Sarasota, FL 34236                      559,000                  559,000               -0-               3.1           -0-
------------------------------------------------------------------------------------------------------------------------------------
Option Consulting Co.
Attn: Yin Shien
Room B, 11th Floor
No. 13, Sec 2
Ku. San So. Road
Taipei, Taiwan CHINA                    450,000                  450,000               -0-               2.5           -0-
------------------------------------------------------------------------------------------------------------------------------------
Olivier d'Auriol
C-F Ramuz 111
CH - 1009 Pully
Switzerland                              70,000                   35,000              35,000              *             *
------------------------------------------------------------------------------------------------------------------------------------
Discount Bank&Trust Co
P.O. Box 5430
CH - 1211
Geneva 11 Switzerland                   480,000                  480,000               -0-               2.7           -0-
------------------------------------------------------------------------------------------------------------------------------------
Chicora Corp.
c/o Brown Bro. Harriman
US Custody Services
3 Hanover St, Grd FL
New York, NY 10005                      540,000                  540,000               -0-               3.1           -0-
------------------------------------------------------------------------------------------------------------------------------------
Banque Privee Edmond
De Rothschild
Luxembourg SA
20Blvd Emmanuel Servais
L-2535 Luxembourg                       860,000                  860,000               -0-               4.9           -0-
------------------------------------------------------------------------------------------------------------------------------------
DEXIA BIL
c/o Chase Manhattan Bk
US Custody Services
New York, NY                            514,000                  514,000               -0-               2.9           -0-
------------------------------------------------------------------------------------------------------------------------------------
Hall, Estill, Hardwick, Gable,
Golden & Nelson, P.C.
Suite 400
320 S. Boston Avenue
Tulsa, OK 74103                         50,000                    50,000                   -0-           *             -0-
------------------------------------------------------------------------------------------------------------------------------------
Karen L. Vickers
343 Detroit Avenue
Fort Meyers, Florida 33905              50,000                    50,000                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------
GunnAllen Financial, Inc,
1715 N. Westshore Blvd., 7th Fl.
Tampa, FL 33607                         55,000                    55,000                   -0-             *           -0-
------------------------------------------------------------------------------------------------------------------------------------

* Represents less than one percent.

         We are registering the shares held by the selling security holders for sale. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees and fees and disbursements of our counsel in connection with this offering, but the selling security holders will pay any selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of their respective counsel. For additional information regarding selling security holders, see "Plan of Distribution."

                             PLAN OF DISTRIBUTION

         The selling security holders have advised us that their shares may be sold from time to time in one or more transactions, which may involve transactions in the over-the-counter market through one or more broker/dealers on an agency basis at prevailing market prices who would receive commissions not to exceed 5% of the gross proceeds or in private transactions at negotiated prices. Broker-dealers participating in the distribution of the shares may be deemed to be underwriters under the Securities Act of 1933, as amended, and any commissions received by the broker-dealers and any profit on the sale of the shares may be deemed underwriting compensation under the Securities Act. The selling security holders have been advised that Regulation M of the Securities Exchange Act of 1934, as amended, will apply to them, that the rules and regulations contained thereunder have various prohibitions against trading by persons interested in a distribution of securities and against so-called "stabilization" activities. The sale by the selling security holders of shares will constitute a distribution of securities. Among these prohibitions is the prohibition which in effect states that it is unlawful for the selling security holders, either alone or with other, to bid or purchase, for any account in which they have beneficial interest, any of our securities or to attempt to induce any person to purchase our securities until after the selling security holders have completed the sale of shares.

         We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

                                     COUNSEL

         The validity of the securities offered by the prospectus is being passed upon for us by Lester Morse, P.C., 111 Great Neck Road, Suite 420, Great Neck, New York 11021. Members of Lester Morse's family beneficially own 84,000 shares of our common stock and options to acquire up to 192,720 shares of our common stock.

           INDEMNIFICATION DISCLOSURE FOR SECURITIES ACT LIABILITIES

         Indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of us pursuant to the Nevada General Corporation Law, our Articles of Incorporation (as amended) or Bylaws, or otherwise. However, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         In the event that a claim for indemnification against such liabilities is asserted by a director, officer, or controlling person in connection with the securities being registered, we will submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act. We will be governed by the final adjudication of this issue. Such action will not be necessary if, in the opinion of our counsel, controlling precedent has settled the question.

         Payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding is not subject to the public policy limitations on indemnification.

                            ADDITIONAL INFORMATION

         At your request, we will provide you, without charge, a copy of any exhibits to its registration statement. If you want more information, write or call us at:

         BBJ Environmental Technologies, Inc.
         6802 Citicorp Blvd., Suite 500
         Tampa, FL 33619
         Attn: Investor Relations
         Telephone: (813) 622-8550

         Our fiscal year ends on December 31. We intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can receive copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.
                                       ------------------

            You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that, which is contained in this prospectus. The selling security holders named herein will be offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                                    EXPERTS

         The audited financial statements of BBJ Environmental Solutions, Inc. as of December 31, 1999 and as of December 31, 1998 included in the prospectus have been audited by Kirkland, Russ, Murphy & Tapp, CPA's, Clearwater, Florida, an independent public accounting firm, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of Kirkland, Russ, Murphy & Tapp, as experts in accounting and auditing and in giving said reports.

                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         Our former principal independent accountant, Henderson Sutton & Co., P.C. was dismissed on June 1, 2000 by our board of directors and on the same date, we engaged Kirkland, Russ, Murphy & Tapp as our new principal accountant. Our former accountant's report on the financial statements for either of the past two fiscal years, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with our former accountant on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There were no consultations within the purview of Rule 304(a)(2) of Regulation S-B of the Securities Act of 1933, as amended.

                                     INDEX

Consolidated balance sheets at September 30, 2000
and December 31, 1999...............................................          F-2

Consolidated statements of operations for the three months
ended and nine months ended September 30, 2000 and
1999 and cumulated amounts from inception to
September 30, 2000..................................................          F-3

Consolidated statements of cash flows
nine months ended September 30, 2000 and 1999 and
cumulative amounts from inception to September 30, 2000.............       F-4 -5

Notes to consolidated financial statements..........................    F-6 - F-7

Cover sheet for audited financial statements of
BBJ Environmental Solutions, Inc....................................          F-8

Independent auditor's report........................................          F-9

Balance sheets December 31, 1999 and 1998...........................         F-10

Statements of Operations for the years ended
December 31, 1999 and 1998 and cumulative amounts
from inception to December 31, 1999.................................         F-11

Statement of stockholders deficit from inception (August 25, 1993)
to December 31, 1999................................................  F-12 - F-13

Statements of cash flows for the years ended
December 31, 1999 and 1998 and cumulative amounts
from inception to December 31, 1999.................................  F-14 - F-15

Notes to financial statements.......................................  F-16 - F-28

              BBJ ENVIRONMENTAL TECHNOLOGIES, INC. AND SUBSIDIARY
                         (A Development Stage Company)

                          CONSOLIDATED BALANCE SHEETS

                                                                             (Unaudited)
                                                                          September 30, 2000      Dec. 31, 1999
                                                                          ------------------      -------------
ASSETS

Current assets:
     Cash                                                                    $    8,277           $    19,189
     Accounts receivable                                                         16,674                25,753
     Inventory                                                                   47,165                30,942
     Prepaids                                                                     3,371                 3,371
                                                                             ----------           -----------

         Total current assets                                                    75,487                79,255

Property and equipment, net                                                     111,685                88,754
Security deposits                                                                14,614                 4,418
                                                                             ----------           -----------

                                                                             $  201,786           $   172,427
                                                                             ==========           ===========


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Accounts payable and accrued expenses                                   $  151,592            $  131,165
     Bank line of credit                                                         68,910                24,869
     Current portion of bank loan and capital lease obligations                  24,002                21,127
     Advances from stockholders                                                 146,500                35,000
                                                                             ----------           -----------

                  Total current liabilities                                     391,004               212,161

Bank loan, less current portion                                                  28,021                    --
Capital lease obligations, less current portion                                  23,005                36,925
Convertible debentures                                                          401,742               230,000
                                                                             ----------           -----------

                  Total liabilities                                             843,772               479,086
                                                                             ----------           -----------


Stockholders' deficit:
     Preferred stock, $1.00 par value; 5,000,000 shares
         authorized; none and 543,750 issued and
         outstanding, respectively                                                   --               543,750
     Common stock, $.001 par value; 25,000,000 shares
        authorized; 14,045,666 and 10,646,666 shares issued
        and outstanding, respectively                                            14,046                10,647
     Additional paid-in capital                                               1,481,655               548,750
     Accumulated deficit during development stage                            (2,137,687)          (1,409, 806)
                                                                             ----------           -----------

         Net stockholders' deficit                                             (641,986)             (306,659)
                                                                             ----------           -----------

                                                                             $  201,786           $   172,427
                                                                             ==========           ===========

                            See accompanying notes

              BBJ ENVIRONMENTAL TECHNOLOGIES, INC. AND SUBSIDIARY
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                                                              Cumulative Amounts
                                         Three Months Ended Sept 30,          Nine Months Ended Sept 30,      from Inception to
                                          2000                1999           2000                1999          Sept 30, 2000
                                       ---------            --------       --------            --------       --------------
Sales, net                            $    93,245         $    46,067     $   298,340       $   202,112         $ 1,707,203

Cost of sales                              17,125              16,376          67,265            50,533             333,392
                                      -----------         -----------     -----------       -----------        ------------

         Gross margin                      76,120              29,691         231,075           151,579           1,373,811
                                      -----------         -----------     -----------       -----------        ------------

Operating Expenses:
     Sales and marketing                  210,866             113,145         489,155           247,891           1,467,660
     General and administrative           125,315             109,861         396,573           324,008           1,796,441
     Research and development              22,080              27,258          73,228            61,640             247,397
                                      -----------         -----------     -----------       -----------        ------------
         Total operating expenses         358,261             250,264         958,956           633,539           3,511,498
                                      -----------         -----------     -----------       -----------        ------------

Net loss                              $  (282,141)        $  (220,573)    $  (727,881)      $  (481,960)        $(2,137,687)
                                      ===========         ===========     ===========       ===========        ============

Net loss per share                    $     (0.02)        $     (0.02)    $     (0.06)      $     (0.05)        $     (0.24)
                                      ===========         ===========     ===========       ===========        ============
Weighted Average Shares
     Outstanding                       14,045,666          10,646,666      12,497,000        10,499,000           8,814,000
                                      ===========         ===========     ===========       ===========        ============


                            See accompanying notes.

              BBJ ENVIRONMENTAL TECHNOLOGIES, INC. AND SUBSIDIARY
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                                         Cumulative Amounts
                                                                         Nine Months Ended Sept 30,       from Inception to
                                                                          2000               1999            Sept 30, 2000
                                                                       ---------           --------      -------------------
Cash flows from operating activities:
Net loss                                                                $ (727,881)        $ (481,960)       $  (2,137,687)
Adjustments to reconcile net loss to net
   cash used in operating activities:
     Depreciation, net of gain on sale                                      25,512             27,268              131,635
     Compensation due to grant of stock options                                  -             21,630                    -
     Changes in current assets and liabilities:
       Accounts receivable                                                   9,079            (14,489)             (16,674)
       Inventory                                                           (16,223)            (2,268)             (47,165)
       Prepaids                                                                  -                  -               (3,371)
       Accounts payable and accrued expenses                                27,879             25,212              244,878
                                                                       -----------       ------------          -----------
              Net cash used in operating activities                       (681,634)          (424,607)          (1,828,384)
                                                                       -----------       ------------          -----------

Cash flows from investing activities:
   Purchase of property and equipment, net of proceeds from sale           (48,443)             1,189             (153,709)
   Security deposits                                                       (10,196)                 -              (14,614)
                                                                       -----------        -----------          -----------
              Net cash provided by (used in) investing activities          (58,639)             1,189             (168,323)
                                                                       -----------        -----------          -----------

Cash flows from financing activities:
   Proceeds from bank loans                                                 79,084                  -              135,600
   Principal payments on bank loans and capital leases                     (18,067)           (17,217)             (81,273)
   Proceeds from convertible debentures                                          -                  -              334,500
   Proceeds from cash advances from stockholders                           275,790            126,300              503,290
   Repayment of cash advances from stockholders                                  -            (69,500)             (69,500)
   Net proceeds from issuance of preferred and common stock                392,554            455,250            1,182,367
                                                                       -----------        -----------          -----------
              Net cash provided by financing activities                    729,361            494,833            2,004,984
                                                                       -----------        -----------          -----------

                                  (continued)

              BBJ ENVIRONMENTAL TECHNOLOGIES, INC. AND SUBSIDIARY
                         (A Development Stage Company)

               CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
                                  (Unaudited)

                                                                                                            Cumulative Amounts
                                                                           Nine Months Ended Sept 30,        from inception to
                                                                            2000               1999            Sept 30, 2000
                                                                         -----------         ----------       -------------------
Net increase (decrease) in cash                                              (10,912)            71,415                 8,277

Cash, beginning of period                                                     19,189                711                     -
                                                                         -----------         ----------     -----------------
Cash, end of period                                                       $    8,277         $   72,126        $        8,277
                                                                         ===========         ==========     =================
Supplemental disclosures of cash flow information:

   Interest paid                                                          $    9,987         $    9,542        $       55,973

Supplemental disclosures of non-cash financing activities:

   Conversion of convertible debentures into 770,878 shares
     of common stock                                                      $        -         $        -        $      200,000
   Purchase of property and equipment financed by capital
     lease obligations                                                             -                  -                89,611
   Conversion of convertible debentures into 666,666 shares
     of common stock                                                               -            100,000               100,000
   Issuance of 80,000 shares of common stock for legal services                    -             13,334                13,334
   Conversion of convertible preferred stock into 1,044,000
     shares of common stock                                                  543,750                  -               543,750
   Recapitalization transactions accounted for similar to
     reverse acquisition                                                       1,535                  -                 1,535
   Conversion of cash advances from stockholders to
     convertible debenture                                                   164,290                  -               287,290
   Conversion of accrued interest and consulting services to
     convertible debenture                                                     7,452                  -                79,952

                            See accompanying notes.

              BBJ ENVIRONMENTAL TECHNOLOGIES, INC. AND SUBSIDIARY
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              September 30, 2000
                                  (Unaudited)

NOTE A - Basis of Presentation

         The accompanying unaudited consolidated financial statements at September 30, 2000 include the accounts of BBJ Environmental Technologies, Inc. (the "Company") and its subsidiary, BBJ Environmental Solutions, Inc. (acquired on June 1, 2000); and have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of financial position as of September 30, 2000 and results of operations for the three and nine months ended September 30, 2000 and 1999. All adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year. The statements should be read in conjunction with the financial statements and footnotes thereto of BBJ Environmental Solutions, Inc. for the year ended December 31, 1999, included in the Company's Registration Statement Form 8-K filing, dated June 1, 2000. All significant inter-company accounts and transactions have been eliminated.

NOTE B - Organization and Description of Business

         BBJ Environmental Technologies, Inc., formerly known as Omega Development, Inc., was a development stage enterprise formed under the laws of the State of Nevada to evaluate, structure and complete a business combination in the form of a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company had no business operations and no intention of engaging in active business prior to a business combination with another enterprise. Prior to the reverse acquisition, the Company was a shell company with no material assets, liabilities or operations.

         The Company is operating through its newly acquired subsidiary, BBJ Environmental Solutions, Inc. BBJ Environmental Solutions was formed under the laws of the State of Florida in August 1993. BBJ Environmental Solutions develops, manufactures, and markets products and devices that control contamination and air pollution in heating, ventilation, air-conditioning, and refrigeration systems ("HVAC/R") in homes, offices, health care facilities, schools, food processing plants, and public buildings. All references to "the Company" include BBJ Environmental Technologies, Inc. and BBJ Environmental Solutions, Inc. unless the context indicates otherwise.

NOTE C - Recapitalization

         On May 31, 2000, the Company's stockholders approved a reverse stock split of one-for-three, which became effective on June 2, 2000. Contemporaneously, the Company issued 12,410,666 post-split shares of its common stock in exchange for all the issued and outstanding shares of capital stock of BBJ Environmental Solutions in a recapitalization transaction accounted for similar to a reverse acquisition ("Recapitalization"). All share and per share amounts in this Form 10-QSB have been adjusted to give retroactive effect to the aforementioned reverse stock split of one-for-three and the issuance of the 12,410,666 post-split shares. No change in per share value or authorized number of shares of capital stock occurred as a result of the reverse stock split. The Company was formerly a non-operating public shell corporation with no significant assets and was treated as the "acquired" company in the transaction, but remains the surviving legal entity. Accordingly, the transaction was treated as an issuance of stock by BBJ Environmental Solutions for the net monetary assets of the Company, accompanied by a recapitalization. Since this transaction is in substance a recapitalization of BBJ and not a business combination, a valuation was not performed and no goodwill was recorded. In connection with the Recapitalization, the Company's name was changed to BBJ Environmental Technologies, Inc.

         The assets acquired by the Company include all the assets of BBJ Environmental Solutions, which it utilizes in its operations. These include primarily the following: accounts receivable, inventory, furnishings, and equipment. The nature of the business in which those assets were used by BBJ Environmental Solutions were for the sale of its EPA registered products. The Company intends to continue to use such accounts receivable, inventory, furnishings, and equipment.

NOTE D - Computation of Net Loss Per Common Share

         Loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the year.

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                             Financial Statements
                          December 31, 1999 and 1998
                      (including cumulative amounts since
                         inception on August 25, 1993)
                  (With Independent Auditors' Report Thereon)

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

To the Board of Directors and Stockholders of BBJ Environmental Solutions, Inc.

We have audited the accompanying balance sheets of BBJ Environmental Solutions, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended and for the period from August 25, 1993 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BBJ Environmental Solutions, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended and for the period from August 25, 1993 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that BBJ Environmental Solutions, Inc. will continue as a going concern. The Company's recurring losses from operations and its net working capital deficiency during its development stage raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

February 4, 2000

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)
                                Balance Sheets
                          December 31, 1999 and 1998

                                             ASSETS
                                             ------
                                                                                     1999              1998
                                                                                 ------------      ------------
Current assets:
  Cash                                                                           $     19,189              711
  Accounts receivable                                                                  25,753           18,547
  Inventory                                                                            30,942           31,012
  Prepaids                                                                              3,371            3,371
                                                                                 ------------     ------------
                    Total current assets                                               79,255           53,641

Property and equipment, net                                                            88,754          125,644
Security deposits                                                                       4,418            4,418
                                                                                 ------------     ------------
                                                                                 $    172,427          183,703
                                                                                 ============     ============

                                   LIABILITIES AND STOCKHOLDERS' DEFICIT
                                   -------------------------------------
                                                                                     1999              1998
                                                                                 -----------      ------------
Current liabilities:
  Accounts payable and accrued expenses                                          $   131,165           122,567
  Bank line of credit                                                                 24,869            25,000
  Current portion of bank loan and capital lease
    obligations                                                                       21,127            23,052
  Advances from stockholders                                                          35,000                 -
                                                                                 ------------     ------------
                   Total current liabilities                                         212,161           170,619

Bank loan, less current portion                                                            -             2,567
Capital lease obligations, less current portion                                       36,925            55,485
Convertible debentures                                                               230,000           100,000
Advances from stockholders                                                                -             30,200
                                                                                 ------------     ------------
                   Total liabilities                                                 479,086           358,871
                                                                                 ------------     ------------
Stockholders' deficit:
  Convertible preferred stock, $2.00 par value, 5,000,000
    shares authorized, 271,875 shares issued and outstanding                         543,750                 -
  Common stock, $.0005 par value, 30,000,000  shares
    authorized, 5,323,333 and 4,950,000 shares issued
    and outstanding, respectively                                                      2,662             2,475
  Additional paid-in capital                                                         556,735           551,327
  Accumulated deficit during development stage                                    (1,409,806)         (728,970)
                                                                                 ------------     ------------
                   Net stockholders' deficit                                        (306,659)         (175,168)
                                                                                 ------------     ------------

                                                                                 $   172,427           183,703
                                                                                 ===========      ============

                 See accompanying notes to financial statements

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                           Statements of Operations

                    Years Ended December 31, 1999 and 1998
                     and Cumulative Amounts from Inception

                                                                                             Cumulative Amounts
                                                                                              from inception to
                                                             1999             1998            December 31, 1999
                                                         ----------       ---------           -----------------
Sales, net                                               $  253,975         285,809                   1,408,863

Cost of sales                                                69,196          87,536                     266,127
                                                           --------        --------                  ----------

                  Gross margin                              184,779         198,273                   1,142,736
                                                           --------        --------                   ---------
Operating expense:
  Sales and marketing                                       353,465         225,224                     978,505
  General and administrative                                427,613         383,917                   1,399,868
  Research and development                                   84,537          47,846                     174,169
                                                           --------        --------                   ---------

                  Total operating expenses                  865,615         656,987                   2,552,542
                                                           --------        --------                  ----------

                  Net loss                               $ (680,836)       (458,714)                 (1,409,806)
                                                           ========        ========                  ==========

                See accompanying notes to financial statements.

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)
                      Statements of Stockholders' Deficit

         Period from August 25, 1993 (inception) to December 31, 1999

                                                                                           Accumulated
                                       Convertible                             Additional Deficit During     Stock          Net
                                     Preferred Stock        Common Stock        Paid-in    Development   Subscriptions Stockholders'
                                     Shares   Amount      Shares     Amount     Capital       Stage       Receivable      Deficit
                                     ------   ------      ------     ------    ---------- -------------- ------------- -------------
Issuance of common stock for cash         -   $    -     4,657,389   $2,329      12,171            -            -         14,500

Net loss                                  -        -             -        -           -       (5,124)           -         (5,124)
                                     ------   ------     ---------   ------     -------      -------     --------        -------

Balances at December 31, 1993             -        -     4,657,389    2,329      12,171       (5,124)           -          9,376

Acquisition and retirement of common
 stock                                    -        -      (802,999)    (402)     (2,098)           -            -         (2,500)

Net income                                -        -             -        -           -       33,669            -         33,669
                                     ------   ------     ---------   ------     -------      -------     --------        -------

Balances at December 31, 1994             -        -     3,854,390    1,927      10,073       28,545            -         40,545

Net loss                                  -        -             -        -           -         (721)           -           (721)
                                     ------   ------     ---------   ------     -------      -------     --------        -------

Balances at December 31, 1995             -        -     3,854,390    1,927      10,073       27,824            -         39,824

Net loss                                  -        -             -        -           -      (39,561)           -        (39,561)
                                     ------   ------     ---------   ------     -------      -------     --------        -------

Balances at December 31, 1996             -        -     3,854,390    1,927      10,073      (11,737)           -            263
Issuance of common stock for cash
 and notes                                -        -       587,794      294     310,956            -     (106,250)       205,000

Compensation related to grant of
 stock options                            -        -             -        -      15,800            -            -         15,800

Net loss                                  -        -             -        -           -     (258,519)           -       (258,519)
                                     ------   ------     ---------   ------     -------      -------     --------        -------

                                                                     (continued)

                                     BBJ ENVIRONMENTAL SOLUTIONS, INC.
                                       (A Development Stage Company)
                              Statements of Stockholders' Deficit - Continued

                                                                                           Accumulated
                                                                                             Deficit
                                             Convertible                       Additional    During         Stock         Net
                                           Preferred Stock      Common Stock     Paid-in   Development  Subscriptions Stockholders'
                                          Shares     Amount   Shares    Amount   Capital      Stage       Receivable    Deficit
                                          ------     ------   ------    -------   ------      -----       ----------    -------
Balances at December 31, 1997               -           -    4,442,184  2,221    336,829    (270,256)    (106,250)      (37,456)

Issuance of common stock for cash           -           -      507,816    254    194,746           -            -       195,000

Collection of subscription receivable       -           -            -      -          -           -      106,250       106,250

Compensation related to grant of
 stock options                              -           -            -      -     19,752           -            -        19,752

Net loss                                    -           -            -      -          -    (458,714)           -      (458,714)
                                      -------     -------   ---------- ------    -------  ----------   ----------      --------
Balances at December 31, 1998               -           -    4,950,000  2,475    551,327    (728,970)           -      (175,168)

Issuance of convertible preferred
 stock for cash                       271,875   $ 543,750            -      -    (72,187)          -            -       471,563

Issuance of common stock for
 services                                   -           -       40,000     20     13,314           -            -        13,334

Conversion of convertible
 debenture                                  -           -      333,333    167     99,833           -            -       100,000

Cancellation of unexercised
 options                                    -           -            -      -    (35,552)          -            -       (35,552)

Net loss                                    -           -            -      -          -    (680,836)           -      (680,836)
                                      -------     -------   ---------- ------    -------  ----------   ----------      --------

Balances at December 31, 1999         271,875   $ 543,750    5,323,333  2,662    556,735  (1,409,806)           -      (306,659)
                                      =======     =======   ========== ======    =======  ==========   ==========      ========

                See accompanying notes to financial statements.

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                           Statements of Cash Flows

 Years Ended December 31, 1999 and 1998 and Cumulative Amounts from Inception

                                                                                           Cumulative Amounts
                                                                                            from inception to
                                                            1999          1998              December 31, 1999
                                                         ----------    -----------        ----------------------
Cash flows from operating activities:
  Net loss                                            $  (680,836)        (458,714)              (1,409,806)
  Adjustment to reconcile net loss to net
    cash used in operating activities:
      Depreciation, net of gain on sale                    35,701           35,089                  106,123
     Compensation due to grant of stock
        options                                           (35,552)          19,752                        -
     Changes in current assets and liabilities:
       Accounts receivable                                 (7,206)          (4,385)                 (25,753)
       Inventory                                               70           (4,224)                 (30,942)
       Prepaids                                                 -           (3,371)                  (3,371)
       Accounts payable and accrued expenses               94,432           57,669                  216,999
                                                      -----------       ----------              -----------
              Net cash used in operating
                 activities                              (593,391)        (358,184)              (1,146,750)
                                                      -----------       ----------              -----------

Cash flows from investing activities:
  Purchase of property and equipment, net of
    proceeds from sale                                      1,189          (56,299)                (105,266)
  Security deposits                                             -                -                   (4,418)
                                                      -----------       ----------              -----------
              Net cash provided by (used in)
                 investing activities                       1,189          (56,299)                (109,684)
                                                      -----------       ----------              -----------

Cash flows from financing activities:
  Proceeds from bank loans                                      -            2,000                   56,517
  Principal payments on bank notes and
    capital leases                                        (23,183)         (20,025)                 (63,207)
  Proceeds from convertible debenture                      34,500          100,000                  334,500
  Proceeds from cash advances from
    stockholders                                          197,300           30,200                  227,500
  Repayment of cash advances from
    stockholder                                           (69,500)               -                  (69,500)
  Net proceeds from issuance of preferred and
    common stock                                          471,563          301,250                  789,813
                                                      -----------       ----------              -----------
              Net cash provided by financing
                 activities                               610,680          413,425                1,275,623
                                                      -----------       ----------              -----------

                                                                     (continued)

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                     Statements of Cash Flows - Continued

                                                                                              Cumulative Amounts
                                                                                              from inception to
                                                              1999          1998              December 31, 1999
                                                           ----------    -----------        ----------------------
Net increase (decrease) in cash                            $  18,478          (1,058)                    19,189

Cash, beginning of period                                        711           1,769                          -
                                                           ---------        --------                -----------

Cash, end of period                                        $  19,189             711                     19,189
                                                           =========        ========                ===========

Supplemental disclosures of cash flow information:

    Interest paid                                          $  14,872          17,656                     45,986

Supplemental disclosures of non-cash
financing activities:
    Conversion of convertible debentures
      into 385,439 shares of common stock                  $       -               -                    200,000
    Purchase of property and equipment
      financed by capital lease obligations                        -               -                     89,611
    Conversion of convertible debentures
       into 333,333 shares of common stock                   100,000               -                    100,000
    Issuance of 40,000 shares of common
       stock for legal services                               13,334               -                     13,334
    Conversion of cash advances from
       stockholders to convertible debenture                 123,000               -                    123,000
    Conversion of accrued interest and
       consulting services to convertible debt                72,500               -                     72,500


                See accompanying notes to financial statements.

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements

                          December 31, 1999 and 1998

(1)    Organization and Business
       -------------------------

       BBJ Environmental Solutions, Inc. (the "Company"), formerly known as BBJ Chemical Compounds, Inc., conducts research on the causes of and develops solutions to biologically related indoor air quality problems. It develops, manufactures, and markets products and devices that control contamination and air pollution in heating, air-conditioning and refrigeration systems of homes, offices, health care facilities, food processing plants, schools, and public buildings. The Company was founded upon the premise that these issues can be addressed by the development of products that not only are effective against indoor air quality contaminants, but also do not have dangerous side effects to users, building occupants, equipment, or the environment.

       The Company's activities to date have been related to market positioning of its products, registering certain products with the appropriate federal and state regulatory agencies, forming distribution networks for its products, and obtaining financing for operations and marketing.

 (2)   Summary of Significant Accounting Policies
       ------------------------------------------

       (a)   Development Stage
             -----------------

             The Company has not had significant revenues since inception and is therefore in the development stage. The excess costs incurred over revenues generated to date are disclosed as accumulated deficit during development stage.

       (b)   Inventory
             ---------

             Inventory, consisting primarily of raw materials and finished goods, is stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

                                                                     (continued)

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                   Notes to Financial Statements - Continued

(2)    Summary of Significant Accounting Policies - Continued
       ------------------------------------------------------

       (c)   Property and Equipment
             ----------------------

             Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives ranging from three to seven years. Equipment under capital leases and leasehold improvements are amortized by the straight-line method over the terms of the related leases.

       (d)   Income Taxes
             ------------

             From inception through July 20, 1998, the Company elected to be treated as a Subchapter S corporation for federal and state income tax purposes. Profits and losses of the Company were, therefore, included on the tax returns of the individual stockholders of the Company. No provision for income taxes was provided for financial statement purposes. Effective July 21, 1998, the Company terminated its S corporation election for federal and state income tax purposes.

             As of July 21, 1998, the Company has adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect of a change in tax rates on deferred tax assets or liabilities is recognized in income in the period that included the enactment.

             Under SFAS No. 109, deferred taxes shall be recognized for temporary differences at the date the Company became a taxable entity. There were no significant net temporary differences at July 21, 1998. Accordingly, the financial statements contain no provision as of July 21, 1998.

                                                                     (continued)


                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                   Notes to Financial Statements - Continued

(2)    Summary of Significant Accounting Policies - Continued
       ------------------------------------------------------

       (e)   Research and Development Expenses
             ---------------------------------

             Research and development costs are expensed as incurred.

       (f)   Estimates
             ---------

             In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (g)   Concentration of Credit Risk
             ----------------------------

             Cash balances are maintained in financial institutions. Occasionally, deposits exceed amounts insured by the Federal Deposit Insurance Corporation.

             The Company's customers are located primarily in the United States. Approximately 50% of the Company's sales are generated from three customers.

       (h)   Reclassification
             ----------------

             Certain amounts in the 1998 and cumulative financial statements have been reclassified to conform to their 1999 presentation. Such reclassifications had no effect on reported net loss.

                                                                     (continued)

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                   Notes to Financial Statements - Continued

(3)    Property and Equipment
       ----------------------

       Property and equipment consists of the following as of December 31, 1999 and 1998, respectively:

                                                                       1999              1998
                                                               ---------------  ----------------
           Furniture and fixtures                                  $   32,945            32,945
           Office equipment                                            39,634            44,443
           Manufacturing equipment                                     94,891            94,541
           Leasehold improvements                                      17,272            17,272
                                                                   ----------        ----------
                                                                      184,742           189,201
           Less accumulated depreciation
             and amortization                                         (95,988)          (63,557)
                                                                   ----------        ----------
                                                                   $   88,754           125,644
                                                                   ==========        ==========

(4)    Line of Credit
       --------------

       The Company has a revolving line of credit with a financial institution, secured by the assets of the Company, which provides for borrowings of up to $25,000 and is due on demand. The line of credit is guaranteed by some of the stockholders of the Company. Interest on the line is charged at 2.5% over the current index rate (11% at December 31, 1999). As of December 31, 1999, the total outstanding amount of this agreement is $24,869.

(5)    Indebtedness
       ------------

       (a)    Note Payable
              ------------

              The Company has a note payable to a financial institution, secured by the assets of the Company. The note bears interest at 11%, is due on April 25, 2000 and had outstanding balances as of December 31, 1999 and 1998 of $2,567 and $9,718, respectively. This note is also guaranteed by some of the stockholders of the Company.

       (b)    Advances from Stockholders
              --------------------------

              Advances from stockholders represent amounts due to the Company's stockholders. The 1998 advances were converted into the convertible debenture described in Note 7. The 1999 advances bear interest at 10%.

                                                                     (continued)
                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                   Notes to Financial Statements - Continued

(6)    Capital Leases
       --------------

       The Company is obligated under various lease agreements for certain equipment. These leases are noncancellable and require monthly payments through September 2002. The cost of equipment under these capital leases at December 31, 1999 and 1998 is $89,611 with accumulated amortization of $42,594 and $24,672, respectively.

       Future minimum lease payments under capital leases as of December 31, 1999 are as follows:

                          Year Ending
                         December 31:
                         ------------
                             2000                                                       $ 25,900
                             2001                                                         25,900
                             2002                                                         16,112
                                                                                        --------
                                                                                          67,912

                 Amount representing interest                                            (12,427)
                                                                                        --------

                 Present value of future payments                                         55,485

                 Current installments of capital lease obligations                        18,560
                                                                                        --------

                 Capital lease obligations, less current installments                   $ 36,925
                                                                                        ========

                                                                     (continued)


                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                   Notes to Financial Statements - Continued

(7)    Convertible Debentures
       ----------------------

       During 1998, the Company entered into a convertible debenture agreement in the amount of $100,000, which was advanced to the Company in two equal payments of $50,000 each, bearing an interest rate of 8%. In 1999, the lender elected to convert the debenture and its related accrued interest into 333,333 shares of Company common stock.

       In December 1999, the Company entered into a convertible debenture agreement with a Director of the Company in the amount of $230,000. The proceeds of the debenture were previously advanced to the Company in the form of cash advances in the aggregate amount of $167,500, $10,000 of accrued interest, and $62,500 for previous services rendered. The debenture bears interest at 10% per annum with principal and interest due in January 2001.

       This debenture can be converted at $1.25 per share into 184,000 shares of common stock, adjusted for the effects of any stock dividends or split or like transactions that effect the capital structure of the Company, prior to its maturity date.

(8)    Commitments and Contingencies
       -----------------------------

       (a)       Leases
                 ------

                 In November 1997, the Company entered into an operating lease to expand the size of it operating facility from 1,782 square feet to 6,964 square feet for the five-year period from January 1, 1998 through December 31, 2002. Total rent expense for the years ended December 31, 1999 and December 31, 1998 was approximately $65,000 and $58,000, respectively.

                 Future minimum lease payments under this operating lease are approximately as follows:

                        2000            $ 49,000
                        2001              51,000
                        2002              53,000
                                        ========

                                                                     (continued)


                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                   Notes to Financial Statements - Continued

        (b)      Potential Legal Claims
                 ----------------------

                 The Company recognizes that claims may arise during the normal course of business, however, currently the Company's management and legal counsel are unaware of any pending, threatened or unasserted claims made against the Company.

(9)     Income Taxes
        ------------

        The Company had no income tax expense in 1999 and 1998 due to its operating losses. The Company has net operating loss carryforwards of approximately $800,000 for tax reporting purposes at December 31, 1999. Such loss carryforwards, subject to certain limitations, expire through 2014. To the extent that the Company has taxable net income, the loss carryforwards will be used to offset the taxable income.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                                 1999                 1998
                                                                            -----------         ------------
               Deferred tax assets:
                   Net operating loss carryforwards                         $   310,000               61,000
                   Accrued compensation                                          11,000               20,000
                   Other                                                              -                3,000
                                                                            -----------          -----------

                      Total deferred tax assets                                 321,000               84,000

                   Valuation allowance for deferred tax assets                 (321,000)             (84,000)
                                                                            -----------          -----------

                      Net deferred tax assets                               $         -                    -
                                                                            ===========          ===========

                                                                     (continued)

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)
                   Notes to Financial Statements - Continued

(10)    Stockholders' Equity
        --------------------

        (a)     Preferred Stock
                ---------------

                In 1999, the Company completed a private placement of 100,000 shares of Series A 10% convertible preferred stock at an aggregate price of $200,000 and another private placement of 171,875 shares of Series B 10% convertible preferred stock at an aggregate price of $343,750. Of the total proceeds of $515,625, $72,187 was used to pay brokerage fees and various expenses related to the offerings.

                The holders of the convertible preferred stock have the right to convert such shares into shares of the Company's common stock at any time at a conversion price equal to 1.6 shares of common stock for each share of preferred stock, subject to certain mandatory conversion provisions. As of December 31, 1999, no shares of preferred stock have been converted into common stock.

                Dividends on the Series A and B convertible preferred stock are cumulative from the date of issue. Dividends were not declared in 1999, therefore these dividends are in arrears. The aggregate amount of arrearages in cumulative preferred dividends as of December 31, 1999 is approximately $30,000.

        (b)     Common Stock
                ------------

                In September 1997, the Company increased the authorized number of shares of common stock from 1.5 million to 30 million shares. Further, the Company's common stock was modified so that each share has a par value of $.0005 per share. Concurrently, the Board of Directors approved a 20 for 1 stock split effective September 30, 1997. Additionally, the Board of Directors approved a 1.927195 for 1 stock split effective July 17, 1998. The accompanying financial statements have been retroactively adjusted to reflect these transactions.

                On December 31, 1997, the holders of two convertible debentures totaling $200,000 elected to convert their notes, their related accrued interest, with an additional investment of $100,000 into 578,158 shares of the Company's common stock.

                                                                     (continued)

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                   Notes to Financial Statements - Continued

(10) Stockholders' Equity - Continued

     (b)  Common Stock - Continued
          ------------------------

          On June 30, 1998, the Company issued 48,180 shares of its common stock to a director of the Company and 9,636 shares of its common stock to an independent investor for $50,000 and $10,000, respectively.

          On July 30, 1998 and November 1, 1998, the same director of the Company invested $50,000 and $30,000 in the Company to acquire 166,667 and 100,000 shares, respectively, of the Company's common stock. Portions of these shares were transferred to a former Company director and legal counsel of the Company.

          On November 29, 1998, a partnership entity invested $55,000 in the Company to acquire 183,333 shares of the Company's common stock.

          Additionally, on January 4, 1999, the Company's securities counsel agreed to accept 40,000 shares of Company common stock in lieu of cash payment for $13,334 in legal fees.

          On March 2, 1999, the holder of a convertible debenture in the amount of $100,000 elected to convert it and its related accrued interest into 333,333 shares of Company common stock.

     (c)  Stock Options
          -------------

          The Board of Directors of the Company has adopted an Employee Benefit and Consulting Services Compensation Plan. Under the terms of the Plan, 5,000,000 shares of authorized but unissued shares of common stock of the Company are reserved for issuance. The Plan provides for the grant of incentive, as well as compensatory, stock options to officers, employees, and key consultants at an option price to be determined by the Board of Directors of the Company. Options granted under the Plan are exercisable for a term no longer than five years and are not transferable.

                                                                     (continued)


                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                   Notes to Financial Statements - Continued

(10) Stockholders' Equity - Continued
     --------------------------------

     (c)  Stock Options - Continued
          -------------------------

          In 1997, the Company extended one of its executives a compensatory stock option to purchase up to 192,720 shares of Company common stock at a price of $0.00649 per share that vested over a five-year employment period. For the years ended December 31, 1998 and 1997, the Company recorded compensation expense of $19,752 and $15,800, respectively, for the difference between the deemed fair value of shares at the time the options were granted and the exercise price related to this stock option plan. Upon termination of employment, the Company provided the executive six months of severance pay in exchange for canceling all options held by the executive to purchase common stock of the Company. Options canceled included 192,720 at $0.00649 per share, 40,000 at $1.00 per share, and 69,379 at $1.17 per share. Severance pay expense is fully accrued as of December 31, 1999.

          The Company measures compensation expense under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and no compensation expense has been reported for its fixed stock option plans, except as discussed above for 1997 and 1998 that was subsequently reversed in 1999 when the options were canceled. Had compensation expense for the Company's stock option plans been determined using the fair value method under Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," the impact on net loss would have been immaterial.

                                                                     (continued)


                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)
                   Notes to Financial Statements - Continued

(10) Stockholders' Equity - Continued
     --------------------------------

     (c)  Stock Options - Continued
          -------------------------

          Changes in stock options are as follows:

                                                                1999                             1998
                                                --------------------------------- -----------------------------------
                                                                    Weighted                           Weighted
                                                                    Average                            Average
                                                                    Exercise                           Exercise
                                                     Shares           Price           Shares             Price
                                                ---------------- ---------------- ---------------  ------------------
     Beginning balance                                  931,843         $ 0.90           444,220              $ 0.66
     Granted                                          1,512,500           1.15           487,623                1.11
     Exercised                                                -              -                 -                   -
     Canceled                                          (302,099)          0.40                 -                   -
                                                ---------------  -------------    --------------   -----------------

     Ending balance                                   2,142,244         $ 1.15           931,843              $ 0.90
                                                ===============  =============    ==============   =================


     Exercisable                                      1,032,872         $ 1.04           623,189              $ 1.00
                                                ===============  =============    ==============   =================

     Weighted average fair value of
        Options granted during the year                                 $ 1.15                                $ 1.11
                                                                 =============                     =================


     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                         Weighted
                                                                          Average
                                                Number                   Remaining                   Number
                Exercise                     Outstanding                Contractual                Exercisable
                  Price                        12/31/99                Life in Years                12/31/99
     --------------------------------   -----------------------  --------------------------   ----------------------
                  $  1.25                     1,212,500                     5.0                      172,500
                     1.17                       509,744                     3.0                      440,372
                     1.00                       120,000                     1.6                      120,000
                     0.75                       300,000                     4.0                      300,000
     --------------------------------   -----------------------  --------------------------   ----------------------

              $0.75 - $1.25                   2,142,244                     4.2                    1,032,872
     ================================   =======================  ==========================   ======================

                                                                     (continued)

                       BBJ ENVIRONMENTAL SOLUTIONS, INC.
                         (A Development Stage Company)

                   Notes to Financial Statements - Continued

(11) Going Concern
     -------------

     As shown in the accompanying financial statements, the Company has incurred recurring losses from operations during its development stage resulting in negative cash flow from operating activities and net working capital deficiencies. These factors raise doubt about the Company's ability to continue as a going concern. Management recognizes that the Company must generate additional resources to enable it to continue operations. Management's plans include establishing a market for its products, the sale of additional equity securities under appropriate market conditions and a plan of reorganization.

     On January 31, 2000, the Company entered into an Agreement and Plan of Reorganization ("Reorganization") with Omega Development, Inc. ("Omega"). Under the terms of the agreement, Omega has agreed to acquire up to 100% of the capital stock of the Company for an estimated 12,410,666 shares of Omega's common stock subject to certain closing conditions which include, without limitation, the following: (i) a reverse stock split by Omega of one-for-three followed by a stock repurchase of 3,465,000 shares by Omega for nominal consideration from certain stockholders of Omega; (ii) due diligence of Omega verifying that it has no assets or liabilities (except for $50,000 loaned to Omega by the Company in connection with this transaction); and (iii) Omega being current with all reports required to be filed under the Exchange Act of 1934, as amended. At the completion of the Reorganization, the Company will become a wholly owned subsidiary of Omega and Omega will continue to operate through its newly acquired subsidiary.

     On the closing date of the Reorganization, the officers and directors of Omega will resign and designees of the Company will be appointed to the vacated positions. At this time, management will also file an amendment to change Omega's name to BBJ Environmental Technologies, Inc. Each common stockholder of the Company will receive two shares of Omega common stock in exchange for each share of Company common stock and each Series A and Series B preferred stockholder will receive 3.84 shares of Omega common stock in exchange for each share of Company preferred stock.

     In addition to raising $375,000 by issuing 360,000 shares of Company common stock in January 2000, the Company issued __ million shares of BBJ common stock through a private placement memorandum in the amount of $2 million in September 2000.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Eighth of the Registrant's Certificate of Incorporation provides for it to indemnify any and all directors and officers whom it shall have power to indemnify under Section 78.751 of the Nevada General Corporation Law from and against any and all of the expenses, liabilities or other matter referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director of officer and shall inure to the benefits of the heirs, executors and administrators of such a person. The Registrant has been advised that it is the position of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Shown below are estimates of the approximate amount of the fees and expenses we have incurred in connection with this offering.

         Securities and Exchange Commission registration fee
           and miscellaneous expenses..............................    $ 10,000
         Legal and accounting fees.................................     100,000
         Printer's fees and expenses...............................      10,000
                                                                       --------
                  Total                                                $120,000
                                                                       ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         The following shares of unregistered securities have been issued by the Registrant in the past three years.

         (i) On June 1, 2000, the Registrant acquired all of the issued and outstanding shares of capital stock of BBJ Environmental Solutions, Inc. in exchange for the issuance of an aggregate of 12,410,666 shares of the Registrant's Common Stock to the 51 former stockholders of BBJ Environmental Solutions, all of whom have represented to the Registrant that they are "accredited investors" within the definition of Rule 501 of Regulation D. As a result of this transaction, we issued 12,410,666 shares of the Registrant's Common Stock to the persons named in the table below. The Registrant issued the above securities without registration in reliance upon the exemption provided by Rule 506 promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended. A Form D was filed with the Securities and Exchange Commission on June 13, 2000.

Name                                                     Number of Shares
----                                                     ----------------

Robert G. & Barbara Baker                                     3,219,890
Jane W. Hollister                                                48,000
Shenandoah Associates L.P                                       192,000
Dennis D. & Jackie DiNardo                                       34,272
Jack & Florence Frankel                                          24,000
Robert C. Baker                                                  30,000
Lester Morse                                                     42,000
Joseph K. Keegan                                                 48,000
Mikaela Gordon                                                  138,267
Roy Chapman                                                      20,000
Joseph F. & Teresa I. Morgan                                    120,000
Donald & Kathy Daley                                             20,000
John F. Kennedy                                                  10,000
Rebecca F. Walter                                               240,000
Steve Morse                                                      42,000
Charles F. Sornberger                                            48,000
Armand T. Baker                                                  30,000
Jerry V. & Beth E. Schinella                                  3,359,890
R.P. Gordon Children Family Trust
  Peter Futro Trustee                                           425,438
Walter Daniels                                                   48,000
Elizabeth B. Olcott                                               2,000
The Duchess Fund                                                 10,000
George G. Mabrey                                                 36,000
Rusti L. Baker                                                   30,000
Philip T. & Jean E. Amuso                                        24,000
Brian Wyka                                                       72,000
Brian & Pamela Wyka                                             240,000
Richard E. Olson                                                 48,000
Lexus Partners, Ltd.                                            366,666
Mitzi M. Futro                                                  120,000
Mary Bruch                                                       10,000
Thomas W Fell, Jr. MD Corp MPPP                                  24,000
Robert P. and Elizabeth E. Gordon                               666,666
Richard K. Means, Jr.                                           192,000
Charles Sanford                                                 144,000
Kelly E. Gordon                                                 138,267
Dan Woodward                                                     36,000
John & Liz Summer                                                48,000
Jerry Black                                                      50,000
Michael J. Gordon                                             1,861,238
Adrienne Grody                                                    2,800
Arnett Family Trust                                              19,272
  Walter R. Arnett III, Trustee

         Jean B. Arnett, Trustee
         Kennan Dandar                                           48,000
         Caroline V. Baker                                       30,000
         Susan Armstrong                                          5,000
         Doug Kosarek                                             5,000
         Thomas & Pauline Hylton                                  5,000
         Richard & Carolyn Dohme                                  5,000
         Martin & Germaine Grant                                 16,000
         Karen Upperstrom                                        16,000

         (ii) On June 1, 2000, the Registrant sold 100,000 shares of its Common Stock to the three accredited investors named below. The issuance of these shares was exempt under Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amended. A Form D was filed with the Securities and Exchange Commission on June 13, 2000.

         Julie & Brian Wynne                                     20,000
         Cheryl Demler                                           40,000
         Marc DuMont                                             40,000

         (iii) On June 1, 2000, the Registrant granted, subject to stockholder approval of the Registrant's Stock Option Plan, options to purchase 100,000 shares of its common stock to each of Frank Ragano and Rebecca Walter, directors of the Registrant, at an exercise price of $1.25 per share with an expiration date of May 31, 2004. The Registrant relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of the above securities.

         (iv) Outside of the Registrant's stock option plan, it has granted a non-affiliated person options to purchase 50,000 shares of our common stock at an exercise price of $1.25 per share. These options expire February 25, 2004. The Registrant also granted GunnAllen Financial, Inc. options to purchase 55,000 shares of its common stock at an exercise price of $1.25 per share. These options expire October 31, 2004. The Registrant granted options to purchase 150,000 shares of its common stock at an exercise price of $1.25 per share to Charles Sanford with expiration dates ranging from August 8, 2002 to October 11, 2002. On February 6, 2001, the Registrant issued series 1 options and series 2 options exercisable at $1.04 per share, each in the amount of 500,000 shares, 225,000 shares, 225,000 shares, 225,000 shares and 225,000 shares to Highlander Enterprises, Inc., Donald Mintmire, Option Consulting Co., Nicholas Salerno and James Newman. The Registrant relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of the above securities.

         (v) In September 2000, Robert P. Gordon converted debentures into 477,126 shares of the Registrant's common stock. In September 2000, the Robert
P. Gordon Children Family Trust converted debentures into 105,552 shares of the Registrant's common stock. The aforementioned debentures were issued in connection with loans described under "Certain Transaction" in the prospectus. The Registrant relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of the above securities.

ITEM 27. EXHIBITS.

          The following are list of exhibits, all of which are filed herewith, unless otherwise noted.

  Exhibit

          2.1 Agreement and Plan of Reorganization (incorporated by reference to Form 8-K dated June 1, 2000)
          3.1 Articles of Incorporation of Lewison Enterprises, Inc. filed with the Secretary of State of Nevada July 14, 1988 (incorporated by reference to Registration Statement on Form S-1, file Number 33-34200, of Lewison Enterprises, Inc.).
          3.2 Amendment to Certificate of Incorporation of the Registrant as filed with the Secretary of State of Nevada on September 22, 1989 (incorporated by reference to Form 10-K of the Registrant, then known as The Postal Group, Inc., for year ended December 31, 1989).
          3.3 Amendment to Articles of Incorporation of the Registrant filed with the Secretary of State of Nevada on October 27, 1992 (incorporated by reference to Form 10-KSB of the Registrant for the year ended December 31, 1992).
          3.4 Amendment to Articles of Incorporation of the Registrant filed with the Secretary of State of Nevada on January 19, 1984 (incorporated by reference to Form 10-KSB of the Registrant for the year ended December 31, 1993).
          3.5 Amendment to Articles of Incorporation of the Registrant (incorporated by reference to Form 8-K dated June 1, 2000).
          3.6 By-Laws of the Registrant (incorporated by reference to Registration Statement on Form S-1, file Number 33-34200, previously filed with the Commission).
          4.1 Specimen form of certificate for Common Stock (incorporated by reference to Registration Statement on Form S-1, file Number 33-34200, previously filed with the Commission).
          4.2 Board of Directors Action dated November 8, 1993, designating preferences of Class B Preferred Stock, pursuant to authority in Certificate of Amendment of Exhibit 3.1(c) above (incorporated by reference to Form 10-KSB of the Registrant for the year ended December 31, 1993).
          4.3 Certificate of Designation of Series C Convertible Preferred Stock filed June 7, 1995 (incorporated by reference to Form 10-KSB of the Registrant for the year ended December 31,
                   1995).
          5.1      Opinion of Lester Morse P.C.*
          10.1     Facility lease*
          23.1     Consent of Lester Morse P.C. (included in Exhibit 5.0)*
          23.2     Consent of  Kirkland, Russ, Murphy & Tapp, CPA's
          99.1     Form of selling security holder letter*
          99.2 Employee Benefit and Consulting Services Compensation Plan adopted November 16, 2000

------------------
*       To be filed by amendment.

ITEM 28. UNDERTAKINGS.

       (a) RULE 415 OFFERING

       The Registrant undertakes to:

         1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

           (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) Include any additional or changed material information on the plan of distribution;

         2. For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

       (b) INDEMNIFICATION

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 14 of this Registration Statement or otherwise, The Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (c) RULE 430A
          The Registrant will:

          1. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a prospectus filed by The Registrant issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          2. For any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Tampa, State of Florida, on this 7th day of February, 2001.

                                       BBJ ENVIRONMENTAL
                                       TECHNOLOGIES, INC.

                                       By: /s/ ROBERT G. BAKER
                                           ------------------------------------
                                       Robert G. Baker, Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

             SIGNATURE                         TITLE                                DATE
             ---------                         ------                               ----
/s/ ROBERT G. BAKER                     Chairman of the Board,                 February 7, 2001
---------------------------             Chief Executive Officer
Robert G. Baker

/s/ JERRY V. SCHINELLA                  President, Chief Operating             February 7, 2001
---------------------------             Officer, Chief Financial
Jerry V. Schinella                      Officer, Director

/s/ MICHAEL J. GORDON                   VP Corporate Administrator,            February 7, 2001
---------------------------             Secretary, Director
Michael J. Gordon

/s/ FRANK P. RAGANO
---------------------------             Director                               February 7, 2001
Frank P. Ragano

/s/ REBECCA F. WALTER
---------------------------             Director                               February 7, 2001
Rebecca F. Walter


---------------------------             Director                               February 7, 2001
Olivier d'Auriol


---------------------------             Director                               February 7, 2001
Jean Caillet

                                 EXHIBIT INDEX


  Exhibit

          2.1 Agreement and Plan of Reorganization (incorporated by reference to Form 8-K dated June 1, 2000)
          3.1 Articles of Incorporation of Lewison Enterprises, Inc. filed with the Secretary of State of Nevada July 14, 1988 (incorporated by reference to Registration Statement on Form S-1, file Number 33-34200, of Lewison Enterprises, Inc.).
          3.2 Amendment to Certificate of Incorporation of the Registrant as filed with the Secretary of State of Nevada on September 22, 1989 (incorporated by reference to Form 10-K of the Registrant, then known as The Postal Group, Inc., for year ended December 31, 1989).
          3.3 Amendment to Articles of Incorporation of the Registrant filed with the Secretary of State of Nevada on October 27, 1992 (incorporated by reference to Form 10-KSB of the Registrant for the year ended December 31, 1992).
          3.4 Amendment to Articles of Incorporation of the Registrant filed with the Secretary of State of Nevada on January 19, 1984 (incorporated by reference to Form 10-KSB of the Registrant for the year ended December 31, 1993).
          3.5 Amendment to Articles of Incorporation of the Registrant (incorporated by reference to Form 8-K dated June 1, 2000).
          3.6 By-Laws of the Registrant (incorporated by reference to Registration Statement on Form S-1, file Number 33-34200, previously filed with the Commission).
          4.1 Specimen form of certificate for Common Stock (incorporated by reference to Registration Statement on Form S-1, file Number 33-34200, previously filed with the Commission).
          4.2 Board of Directors Action dated November 8, 1993, designating preferences of Class B Preferred Stock, pursuant to authority in Certificate of Amendment of Exhibit 3.1(c) above (incorporated by reference to Form 10-KSB of the Registrant for the year ended December 31, 1993).
          4.3 Certificate of Designation of Series C Convertible Preferred Stock filed June 7, 1995 (incorporated by reference to Form 10-KSB of the Registrant for the year ended December 31,
                   1995).
          5.1      Opinion of Lester Morse P.C.*
          10.1     Facility lease*
          23.1     Consent of Lester Morse P.C. (included in Exhibit 5.0)*
          23.2     Consent of  Kirkland, Russ, Murphy & Tapp, CPA's
          99.1     Form of selling security holder letter*
          99.2 Employee Benefit and Consulting Services Compensation Plan adopted November 16, 2000

  --------------
  *       To be filed by amendment.